UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a -12

ALLISON TRANSMISSION HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2013

Dear Fellow Stockholder:

It is my pleasure, along with our Board of Directors, to invite you to the 2013 annual meeting of stockholders of Allison Transmission Holdings, Inc. This year’s meeting will be held on Wednesday, May 8, 2013 at 1:30 p.m. E.D.T., at the Omni Severin Hotel located at 40 West Jackson Place, Indianapolis, Indiana 46225.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending our stockholders a notice regarding the availability of this proxy statement, our 2012 Annual Report and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares by telephone, via the Internet, or by signing, dating and returning your proxy card or voting instruction form.

I appreciate your continued interest and support of our company and look forward to seeing you at the annual meeting.

Sincerely,

Lawrence E. Dewey
Chairman, President and Chief Executive Officer

One Allison Way

Indianapolis, IN 46222

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	1:30 p.m. E.D.T. on Wednesday, May 8, 2013

Place:	Omni Severin Hotel 40 West Jackson Place Indianapolis, IN 46225

Record date:	March 11, 2013. Only holders of our common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Annual Report:	Our 2012 Annual Report to Stockholders accompanies but is not a part of these proxy materials.

Proxy voting:	Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

Items of business:

•   To elect three directors

•   To approve, on a non-binding advisory basis, the compensation paid to our named executive officers

•   To vote, on a non-binding advisory basis, on the frequency of future advisory votes on the compensation paid to our named executive officers

•   To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013

•   To transact other business that may properly come before the annual meeting

By order of the Board of Directors

Eric C. Scroggins

Vice President, General Counsel and Secretary

March 28, 2013

PROXY STATEMENT	1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1

Why did I receive a Notice of Internet Availability of Proxy Materials?	1

Who is entitled to vote at the Annual Meeting?	1

What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?	1

What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2

How do I vote?	2

What does it mean if I receive more than one Notice, proxy card or voting instruction form?	3

May I change my vote after I have submitted a proxy?	3

Is my vote confidential?	3

Who will serve as the proxy tabulator and inspector of election?	3

What vote is required to approve each proposal?	4

Who is paying for the cost of this proxy solicitation?	4

What do I need to do to attend the meeting in person?	5

Is there a list of stockholders entitled to vote at the Annual Meeting?	5

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5

Could other matters be decided at the Annual Meeting?	5

CORPORATE GOVERNANCE	5

Controlled Company	5

Policies on Corporate Governance	6

Board Leadership Structure	6

Board Role in Risk Oversight	6

Director Independence	7

Nominations for Directors	7

Director Qualifications	7

Stockholder Communication with the Board	8

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	8

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	8

Services Agreement	9

Amended and Restated Stockholders Agreement	9

Senior Notes Held by Executive Officers	9

MEETINGS AND COMMITTEES OF THE BOARD	10

Board Composition	10

Board Meetings, Attendance and Executive Sessions	10

Board Committees	10

Nonqualified Deferred Compensation for 2012	42

Potential Payments upon Termination or Change-in-Control	42

Director Compensation For 2012	43

EQUITY COMPENSATION PLAN INFORMATION	45

STOCKHOLDER PROPOSALS AT 2014 ANNUAL MEETING	45

INCORPORATION BY REFERENCE	46

PROXY STATEMENT

Annual Meeting of Stockholders

May 8, 2013

This proxy statement and accompanying proxy are being provided to stockholders on or about March 28, 2013 in connection with the solicitation by the Board of Directors, or Board, of Allison Transmission Holdings, Inc., referred to in this proxy statement as Allison, we, us, our or the Company, of proxies to be voted at the 2013 annual meeting of stockholders, or the Annual Meeting, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of 2013 Annual Meeting of Stockholders. The Annual Meeting will be held at 1:30 p.m. E.D.T. on May 8, 2013 at the Omni Severin Hotel located at 40 West Jackson Place, Indianapolis, IN 46225.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive a Notice of Internet Availability of Proxy Materials?

You are receiving this proxy statement because you owned shares of Allison common stock at the close of business on March 11, 2013, or the Record Date, and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting.

We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On March 28, 2013, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to certain of our stockholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock outstanding at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 185,172,284 shares of our common stock were issued and outstanding and 1,185 shares of our non-voting common stock were issued and outstanding. Each share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting. Holders of our non-voting common stock are not entitled to vote on any matter brought before the Annual Meeting.

The presence at the Annual Meeting in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the meeting, or 92,586,143 shares, will constitute a quorum for the transaction of business at the Annual Meeting.

What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?

There are four proposals that stockholders will vote on at the Annual Meeting:

•	Proposal No. 1—Election of three directors to serve until the 2016 annual meeting of stockholders;

•	Proposal No. 2—Advisory vote to approve the compensation paid to our named executive officers;

•	Proposal No. 3—Advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers; and

•	Proposal No. 4—Ratification of the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2013.

The Board recommends that you vote:

•	Proposal No. 1—FOR the election of each of the three nominees to the Board;

•	Proposal No. 2—FOR the advisory vote to approve the compensation paid to our named executive officers;

•	Proposal No. 3—For every 3 YEARS as the frequency of future advisory votes on the compensation paid to our named executive officers; and

•	Proposal No. 4—FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2013.

Lawrence E. Dewey, David S. Graziosi and Eric C. Scroggins, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All shares of our common stock represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified by the stockholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of the Board.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” The Notice has been or will be sent directly to you, unless you previously requested printed copies of our proxy materials.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in street name. The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.

How do I vote?

Stockholder of Record. If you are a stockholder of record, you may vote by using any of the following methods:

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Through the Internet. You may vote by proxy through the Internet by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

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By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free telephone number shown on the proxy card and following the recorded instructions.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back in the envelope provided.

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In Person at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person. We encourage you, however, to vote by proxy card, through the Internet or by telephone even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares, you may vote by using any of the following methods:

•	Through the Internet. You may vote by proxy through the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the voting instruction form.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back in the envelope provided.

•

In Person at the Annual Meeting. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If you received more than one Notice, proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.

May I change my vote after I have submitted a proxy?

If you are a stockholder of record, you have the power to revoke your proxy at any time by:

•	delivering to our General Counsel and Secretary an instrument revoking the proxy;

•	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or

•	attending the Annual Meeting and voting in person (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting.

Is my vote confidential?

We maintain the confidentiality of the votes of individual stockholders. Ballots, proxy forms, and voting instructions returned to brokerage firms, banks, and other holders of record are kept confidential. Only the proxy tabulator and the inspector of election have access to the ballots, proxy forms and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims or as otherwise required by law. If you write comments on your proxy card or ballot, management may learn how you voted in reviewing your comments.

Who will serve as the proxy tabulator and inspector of election?

A representative from Broadridge Financial Solutions, Inc. will serve as the independent inspector of election and will tabulate votes cast by proxy or in person at the Annual Meeting. We will report the results in a Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days of the Annual Meeting.

What vote is required to approve each proposal?

The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PwC as our independent registered public accounting firm for 2013 (Proposal No. 4). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1), the advisory vote on the compensation paid to our named executive officers (Proposal No. 2) or the advisory vote on the frequency of future votes on the compensation paid to our named executive officers (Proposal No. 3). If your record holder does not receive instructions from you on how to vote your shares on Proposals 1, 2 or 3, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting, but they will not be counted in determining the outcome of the vote.

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
No. 1—Election of directors	Directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected	Abstentions and broker non-votes will not affect the outcome of the vote

No. 2—Advisory vote to approve compensation paid to our named executive officers	Approval by a majority of the voting shares entitled to vote and represented in person or by proxy	Abstentions will count as votes against the proposal

No. 3—Advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers	Approval by a majority of the voting shares entitled to vote and represented in person or by proxy*	Abstentions will count as votes against the proposal

No. 4—Ratification of appointment of independent registered public accounting firm	Approval by a majority of the voting shares entitled to vote and represented in person or by proxy	Abstentions will count as votes against the proposal

*	This is the voting standard under Delaware law and our amended and restated bylaws, or Bylaws. In determining the frequency with which we hold future advisory votes to approve compensation paid to our named executive officers, the Board will consider the frequency (every 3, 2 or 1 years) receiving the most votes as representing the stockholders’ views on how frequently such votes should occur.

Who is paying for the cost of this proxy solicitation?

Our Board is soliciting the proxy accompanying this proxy statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors, and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokers, banks, and other holders of record, for the expense of forwarding solicitation materials to the beneficial owners.

What do I need to do to attend the meeting in person?

In order to be admitted to the Annual Meeting, you must present proof of ownership of Allison stock on the Record Date. This can be:

•	a brokerage statement or letter from a bank or broker indicating ownership on March 11, 2013,

•	the Notice of Internet Availability of Proxy Materials,

•	a printout of the proxy distribution email (if you received your materials electronically),

•	a proxy card,

•	a voting instruction form, or

•	a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m. E.D.T., at our offices at One Allison Way, Indianapolis, Indiana 46222. If you would like to view the stockholder list, please contact our General Counsel and Secretary to schedule an appointment.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

To reduce costs and reduce the environmental impact of our Annual Meeting, a single proxy statement and annual report, along with individual proxy cards or individual Notices, will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder, a practice commonly referred to as “householding.” Stockholders participating in householding will continue to receive separate proxy cards. We will promptly deliver, upon written or oral request, individual copies of the proxy materials to any stockholder at the shared address to which single copies of those documents were delivered. If you are a stockholder of record and would like to enroll in this service or receive individual copies of this year’s and/or future proxy materials, please contact our General Counsel and Secretary, by mail at One Allison Way, Indianapolis, Indiana 46222 or by phone at (317) 242-5000. If you are a beneficial owner, you may contact the broker or bank where you hold the account.

Could other matters be decided at the Annual Meeting?

As of the date of this proxy statement, our Board is not aware of any matters, other than those described in this proxy statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.

CORPORATE GOVERNANCE

Controlled Company

For purposes of New York Stock Exchange, or NYSE, rules, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. The Carlyle Group, or Carlyle, and Onex Corporation, or Onex, and, together with Carlyle, referred to as our Sponsors, control more than 50% of the combined voting power of our common stock and have the right to designate a majority of the members of our Board for nomination and the voting power to elect such directors. Accordingly, we take advantage of certain exemptions from corporate governance requirements provided in the NYSE rules. Specifically, as a controlled company, we are not be required to have (i) a majority of independent directors, (ii) a Nominating/Corporate Governance Committee composed entirely of independent directors, (iii) a Compensation Committee composed entirely of independent directors or (iv) an annual performance evaluation of the Nominating/Corporate Governance and Compensation Committees. Currently, our Nominating and Corporate Governance and Compensation Committees do not consist entirely of independent directors and such committees are not subject to annual performance evaluations.

Policies on Corporate Governance

Our Board believes that good corporate governance is important to ensure our business is managed for the long-term benefit of our stockholders. We have adopted a Code of Business Conduct that applies to all directors, officers and other employees. The Board has adopted Corporate Governance Guidelines, which, in conjunction with our Second Amended and Restated Certificate of Incorporation, Bylaws and Board committee charters, form the framework for our corporate governance. The current version of the Code of Business Conduct, the Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available in the Investor Relations section of our website, www.allisontransmission.com. We will post on the Investor Relations section of our website any amendment to, or waiver from, a provision of the Code of Business Conduct that applies to any of our directors or executive officers. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted.

Board Leadership Structure

Since 2007, Lawrence E. Dewey has served as both Chairman of the Board and Chief Executive Officer. We have not designated a lead independent director. The Board continues to believe that having Mr. Dewey fill these two leadership roles is an appropriate and efficient leadership structure. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making and a cohesive corporate strategy. The Board re-evaluates our leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management, the Board provides overall risk oversight focusing on the most significant risks facing us. The Board oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board executes its oversight responsibility for risk management directly and through its committees. The Board’s role in risk oversight has not affected its leadership structure.

The Audit Committee is specifically tasked with overseeing our compliance with legal, ethical and regulatory requirements, discussing our major financial risk exposures, including our risk assessment and risk management processes, with management and receiving information on material legal and regulatory affairs. Our Director, Internal Audit, who reports directly to the committee, coordinates our enterprise risk management process. The committee receives reports regarding our enterprise risk management process. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the committee. The Board’s other committees oversee risks associated with their respective areas of responsibility.

The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the United States and foreign government regulators and risks associated with our business plan and capital structure. In addition, the Board receives reports from members of our management that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Director Independence

The Board’s Corporate Governance Guidelines, which are available on our website as described above, require the Board be comprised of a majority of directors who qualify as independent directors under the listing standards of the NYSE, unless we are a “controlled company” as defined by NYSE listing standards. See “—Controlled Company” above. The Board has determined that each of our non-employee directors, Brian A. Bernasek, David F. Denison, Kosty Gilis, Gregory S. Ledford, Seth M. Mersky, Thomas W. Rabaut, Francis Raborn and Richard V. Reynolds, is independent under the listing standards of the NYSE. The Board has determined that Lawrence E. Dewey, who is our employee, is not independent.

Nominations for Directors

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send such recommendation to our General Counsel and Secretary at One Allison Way, Indianapolis, Indiana 46222, who will then forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in our Bylaws. See “STOCKHOLDER PROPOSALS AT 2014 ANNUAL MEETING” for more information on these procedures.

Director Qualifications

In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a committee-recommended nominee, but may consider the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience in our industry and with relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of our operations; and practical and mature business judgment, including the ability to make independent analytical inquiries. The committee and the Board evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Board does not have a specific policy regarding diversity of director candidates. However, as a matter of practice the Board recommends candidates based on the diversity of their business or professional experience, background, talents and perspectives. The Board considers diversity in the context of the Board as a whole and takes into account the personal characteristics, including gender, ethnicity and age, and experience, including financial expertise, educational and professional background, of current and prospective directors. The Board believes this process will best facilitate Board deliberations that reflect a broad range of perspectives and lead to a more effective decision-making process.

Stockholder Communication with the Board

The Board has implemented a process whereby our stockholders may send communications to the Board’s attention. Any stockholder desiring to communicate with the Board, or one or more specified members thereof, should communicate (i) in a writing addressed to Allison Transmission Holdings, Inc., Board of Directors, Attention: General Counsel and Secretary, One Allison Way, Indianapolis, Indiana 46222, (ii) via email at stockholders@allisontransmission.com or (iii) via telephone at (317) 242-4425. The Board has instructed our General Counsel and Secretary to promptly forward all such communications to the specified addressees thereof.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the SEC and NYSE. Based on our records and other information, we believe that during the year ended December 31, 2012 all applicable Section 16(a) filing requirements were met, except that one of our former Section 16 officers, Laurie Tuttle, filed one late report in 2012 due to an administrative error when her agent submitted the filing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons.” For the purposes of the policy, “related persons” includes our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding common stock and their immediate family members.

The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management presents to our Audit Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Our Audit Committee then:

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reviews the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction; and

•	takes into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics.

All related party transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Audit Committee under the policy. These pre-approved transactions include:

•	certain employment and compensation arrangements;

•	transactions in the ordinary course of business where the related party’s interest arises only from:

(i) his or her position as a director of another entity that is party to the transaction;

(ii) an equity interest of less than 10% in another entity that is party to the transaction; or

(iii) a limited partnership interest of less than 10%, subject to certain limitations;

•

transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis; and

•	transactions determined by competitive bids.

No director may participate in the approval of a related party transaction for which he or she is a related party.

Services Agreement

On August 7, 2007, the Sponsors entered into a services agreement with our subsidiary, Allison Transmission, Inc., or ATI, pursuant to which ATI paid the Sponsors an annual fee of approximately $3.0 million (shared equally by the Sponsors) for certain advisory, consulting and other services to be performed by the Sponsors, exclusive of the reimbursements for certain out-of-pocket expenses incurred in connection with the performance of such services, and additional reasonable compensation for other services provided by the Sponsors from time to time, including consulting and other services with respect to acquisitions and divestitures or sales of equity or debt instruments. For the years ended December 31, 2012, 2011 and 2010, the Sponsors did not provide any additional services beyond customary advisory services. We paid Carlyle and Onex a fee of $16.0 million (shared equally by the Sponsors) to terminate the services agreement in March 2012.

Amended and Restated Stockholders Agreement

On August 7, 2007, we entered into a stockholders agreement with the Sponsors and certain members of management who hold common stock or options to purchase common stock. The stockholders agreement was amended and restated at the time of our IPO in March 2012.

Pursuant to the amended and restated stockholders agreement, our Board consists of nine members, with Carlyle having the right to designate four of the board members (one of whom must be a member of management and be a U.S. citizen eligible to be issued the requisite United States Department of Defense, or DOD, personnel security clearance), who we refer to as the Carlyle directors, Onex having the right to designate two of the board members, who we refer to as the Onex directors, and the Board having the right to nominate the three remaining board members (all of whom must be independent of the Sponsors and satisfy the independence requirements of the Exchange Act and the NYSE rules and two of whom must be U.S. citizens eligible to be issued the requisite DOD personnel security clearances).

The amended and restated stockholders agreement contains restrictions on the sale of shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, by the Sponsors, contains restrictions on transfers of certain shares held by certain members of our senior management, provides tag-along rights to the Sponsors and grants the Sponsors the right to cause us, at our own expense, to use our best efforts to register the securities held by such stockholders for public resale, in each case, subject to certain conditions and exceptions. In the event we register any of our common stock, the stockholders who are a party to the amended and restated stockholders agreement also have the right to require us to use our best efforts to include the securities held by them, subject to certain limitations. The amended and restated stockholders agreement also requires us to indemnify the stockholders party to that agreement and their affiliates in connection with any such registration of our securities.

We have certain repurchase rights under the amended and restated stockholders agreement with respect to common stock and options to purchase common stock issued under our equity incentive plans and held by certain members of management for up to one year after the termination of any such individual’s employment with us, subject to extension upon the occurrence of certain events specified in the amended and restated stockholders agreement.

The amended and restated stockholders agreement will terminate upon the written agreement of Allison and the Sponsors.

Senior Notes Held by Executive Officers

As of December 31, 2012, Lawrence E. Dewey, our Chairman, President and Chief Executive Officer, David S. Graziosi, our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, and Robert M. Price, our Vice President, Human Resources, held approximately $100,000, $450,000, and $150,000, respectively, in aggregate principal amount of ATI’s 7.125% senior cash pay notes due May 2019.

MEETINGS AND COMMITTEES OF THE BOARD

Board Composition

Our Board currently consists of nine members. Lawrence E. Dewey, our Chief Executive Officer, is Chairman of the Board. Pursuant to our amended and restated stockholders agreement, Carlyle has the right to appoint four members of our Board, Onex has the right to appoint two members of our Board and our Board has the right to nominate three independent members of our Board (two of which must be U.S. citizens eligible to be issued the requisite DOD personnel security clearances). The exact number of members on our Board may be modified from time to time exclusively by resolution of our Board, subject to the terms of our amended and restated stockholders agreement.

Our Board is divided into three classes. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. The terms of our current directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2013 for the Class I directors, 2014 for the Class II directors and 2015 for the Class III directors. The members of the classes are as follows:

•	Class I Directors: David F. Denison, Gregory S. Ledford and Seth M. Mersky

•	Class II Directors: Brian A. Bernasek, Kosty Gilis and Francis Raborn

•	Class III Directors: Lawrence E. Dewey, Thomas W. Rabaut and Richard V. Reynolds

Board Meetings, Attendance and Executive Sessions

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2012, the Board held four meetings and committees of the Board held a total of twenty meetings. All directors attended 75% or more of the meetings of the Board and committees on which they served, except for Mr. Rabaut who attended 50% of the Board meetings held in 2012 as a result of missing one Board meeting due to a personal health issue from which he has now recovered and one Board meeting due to a scheduling conflict.

Each regularly scheduled Board meeting normally concludes with a session between our Chairman and CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The independent directors may meet in executive session, without the Chairman and CEO, at any time, and are scheduled for such non-management executive sessions at each regularly scheduled Board meeting.

Board Committees

Our Board directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of the Board and five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Government Security Committee. In addition, from time to time, other committees may be established under the direction of the Board when necessary to address specific issues. The membership of the Audit Committee is composed entirely of independent directors and meets the heightened standards of independence for audit committee members required by SEC rules and NYSE listing standards. As discussed under “CORPORATE GOVERNANCE—Controlled Company” above, our Nominating and Corporate Governance and Compensation Committees do not consist entirely of independent directors. The table below shows the current membership of each Board committee and the number of meetings held during 2012:

Director	Audit	Compensation	Nominating and Corporate Governance	Executive	Government Security
Brian A. Bernasek		Chair
David F. Denison	X
Lawrence E. Dewey			X	Chair	X
Kosty Gilis		X
Gregory S. Ledford			X	X
Seth M. Mersky			Chair	X
Thomas W. Rabaut
Francis Raborn	Chair				X
Richard V. Reynolds	X				Chair
2012 Meetings	7	4	2	3	4

The Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements provided by us to any governmental body or the public, and to prepare the report of the Audit Committee included under “Report of the Audit Committee” in this proxy statement. The Audit Committee also assists the Board in discharging its oversight responsibilities regarding the integrity of our consolidated financial statements, our compliance with legal, ethical and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function. The Audit Committee has sole authority to appoint, subject to stockholder ratification, or replace our independent registered public accounting firm and pre-approves the auditing services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms thereof. The Audit Committee reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, our quarterly earnings releases and financial statements and significant financial reporting issues and judgments made in connection with the preparation of our financial statements. The charter of the Audit Committee requires that each member meet the independence and experience requirements of the NYSE, the Exchange Act and the rules and regulations of the SEC.

The Board has determined that Francis Raborn qualifies as an “audit committee financial expert” as defined by SEC rules.

The Audit Committee met seven times in 2012.

The Compensation Committee

The Compensation Committee (i) reviews, approves and/or oversees compensation provided to our executive officers, employees and directors and all agreements and arrangements with respect thereto, (ii) establishes our general compensation policies and (iii) reviews, approves and/or oversees the administration of our employee benefits plans and makes recommendations for stockholder approval of such plans, as applicable. The Compensation Committee also discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends its inclusion in our annual report on Form 10-K and proxy statement and issues the report on its activities which appears under “COMPENSATION DISCUSSION AND ANALYSIS—Compensation Committee Report” in this proxy statement. The charter of the Compensation

Committee requires that each member meet the independence requirements of the NYSE and the rules and regulations of the SEC, unless we are a “controlled company” as defined by NYSE listing standards. See “CORPORATE GOVERNANCE—Controlled Company” above.

The Compensation Committee has authority to retain the advice and assistance of independent counsel, compensation consultants or other experts or consultants. For 2012, the committee retained Semler Brossy Consulting Group, LLC, or Semler Brossy, as its compensation consultant. See “COMPENSATION DISCUSSION AND ANALYSIS—Determination of Compensation Awards—Role of Compensation Consultant” for a description of the services provided to the committee by Semler Brossy.

The Compensation Committee met four times in 2012.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in discharging the Board’s responsibilities regarding identifying qualified candidates to become Board members, selecting nominees for election as directors at our annual meetings of stockholders, selecting candidates to fill any vacancies on the Board and overseeing the evaluation of the Board. See “CORPORATE GOVERNANCE—Nominations for Directors” and “—Director Qualifications” above for additional information. The Nominating and Corporate Governance Committee has the authority to retain any independent counsel, experts or advisors. The charter of the Nominating and Corporate Governance Committee requires that, unless we are a “controlled company” as defined by NYSE listing standards, all responsibilities of the committee required under NYSE rules to be performed by directors who satisfy the independence requirements of the NYSE be performed solely by the members of the committee who qualify as independent. See “CORPORATE GOVERNANCE—Controlled Company” above.

The Nominating and Corporate Governance Committee met two times in 2012.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012, our Compensation Committee consisted of Messrs. Bernasek and Gilis. Neither of the members of our Compensation Committee during 2012 or as of the date of this proxy statement is or has been one of our officers or employees. Mr. Bernasek, a Managing Director of Carlyle, and Mr. Gilis, a Managing Director of Onex, have been appointed to our Board as Carlyle and Onex designees under our amended and restated stockholders agreement which is more fully described under “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS—Amended and Restated Stockholders Agreement” above. During 2012, we paid Carlyle and Onex a fee of $16.0 million (shared equally by the Sponsors) to terminate the services agreement between ATI, Carlyle and Onex, as discussed under “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS—Services Agreement” above. During fiscal year 2012, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of our common stock as of March 11, 2013. The following table assumes a one-to-one conversion of shares of non-voting common stock to common stock.

Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class
Carlyle Partners IV AT Holdings, L.P.(1) c/o The Carlyle Group 1001 Pennsylvania Avenue, N.W. Suite 220 South Washington, D.C. 20004-2505	75,348,750	40.7%

Onex Corporation(2) c/o Onex Corporation 161 Bay Street Toronto, A6, M5J2S1	75,348,749	40.7%

(1)	This information is based on a Schedule 13G filed with the SEC on February 14, 2013. Carlyle Partners IV AT Holdings, L.P. is the record holder of 75,348,750 shares of our common stock. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group IV Managing GP, L.L.C., which is the general partner of Carlyle Partners IV AT Holdings, L.P. Accordingly, each of the forgoing entities may be deemed to share beneficial ownership of the shares of common stock owned of record by Carlyle Partners IV AT Holdings, L.P.

(2)	This information is based on a Schedule 13G filed with the SEC on February 14, 2013. Onex Partners II LP is the record holder of 34,064,491 shares of common stock; Onex Allison Holding Limited S.à r.l. is the record holder of 22,901,322 shares of common stock; Onex Allison Co-Invest LP is the record holder of 16,057,930 shares of common stock; Onex US Principals LP is the record holder of 641,740 shares of common stock; and Onex Partners II GP LP is the record holder of 320,170 shares of common stock.

Onex Corporation may be deemed to beneficially own the common stock held by (a) Onex Partners II LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP Inc., the general partner of Onex Partners II GP LP, the general partner of Onex Partners II LP; (b) Onex Allison Holding Limited S.à r.l., through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of each of Allison Executive Investco LLC, which owns all of the equity of Allison Executive Investco II LLC, and Onex American Holdings Subco LLC, which owns all of the equity of OAH Wind LLC, which OAH Wind LLC and Allison Executive Investco II LLC own all of the equity of Onex Allison Holding Limited S.à r.l.; (c) Onex Allison Co-Invest LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP Inc., the general partner of Onex Partners II GP LP, the general partner of Onex Allison Co-Invest LP; (d) Onex US Principals LP, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP; and (e) Onex Partners II GP LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP Inc., the general partner of Onex Partners II GP LP.

1597257 Ontario Inc. is the record holder of 1,361,911 shares of common stock and 1,185 shares of non-voting common stock. 1597257 Ontario Inc. is an independent entity that is controlled by Mr. Gerald W. Schwartz. Mr. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the common stock owned beneficially by Onex Corporation. Mr. Schwartz disclaims any such beneficial ownership. Mr. Schwartz has indirect voting and investment control of Onex Corporation.

Onex Corporation has shared voting and dispositive power over 73,985,653 shares; Gerald W. Schwartz has shared voting and dispositive power over 75,348,749 shares; Onex Partners GP Inc. and Onex Partners II GP LP have shared voting and dispositive power over 50,442,591 shares; Onex Partner II LP has shared voting and dispositive power over 34,064,491 shares; Onex American Holdings II LLC has shared voting and dispositive power over 23,543,062 shares; Allison Executive Investco LLC, Allison Executive Investco II LLC, Onex American Holdings Subco LLC, OAH Wind LLC and Onex Allison Holding Limited S.à r.l. have shared voting and dispositive power over 22,901,322 shares; Onex Allison Co-Invest LP has shared voting and dispositive power over 16,057,930 shares; 1597257 Ontario Inc. has shared voting and dispositive power over 1,363,096 shares; and Onex American Holdings GP LLC and Onex US Principals LP have shared voting and dispositive power over 641,740 shares.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of the close of business on March 11, 2013 by each of our directors and named executive officers as well as all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the directors and officers listed has, to our knowledge, sole voting and investment power with respect to the shares of common stock. None of the shares owned by our directors and executive officers have been pledged as security.

Name	Total Number of Shares Owned	Percent of Class
Named Executive Officers
Lawrence E. Dewey(1)	2,988,146	1.6%
David S. Graziosi(2)	919,315	*
Michael G. Headly(3)	759,461	*
Randall R. Kirk(4)	632,963	*
David L. Parish(5)	705,355	*

Non-Employee Directors
Brian A. Bernasek(6)	—	—
David F. Denison	—	—
Kosty Gilis(7)	—	—
Gregory S. Ledford(8)	—	—
Seth M. Mersky(9)	—	—
Thomas W. Rabaut(10)	—	—
Francis Raborn(11)	147,322	*
Richard V. Reynolds(12)	31,050	*
All executive officers and directors as a group (18 persons)(13)	7,816,719	4.1%

*	Denotes less than 1.0% of beneficial ownership.

(1)	Includes 2,888,864 vested, but unexercised options.

(2)	Includes 868,470 vested, but unexercised options.

(3)	Includes 718,061 vested, but unexercised options.

(4)	Includes 632,963 vested, but unexercised options.

(5)	Includes 672,373 vested, but unexercised options.

(6)	Does not include shares of common stock held of record by Carlyle Partners IV AT Holdings, L.P., which is an affiliate of Carlyle. Mr. Bernasek is a director of Allison and a Managing Director of Carlyle. Mr. Bernasek disclaims beneficial ownership of the shares held by Carlyle Partners IV AT Holdings, L.P.

(7)	Does not include shares of common stock and non-voting common stock held of record by Onex Partners II LP, Onex Allison Holding Limited S.à r.l., Onex Allison Co-Invest LP, Onex US Principals LP and Onex Partners II GP LP, collectively, the Onex Entities, each of which is an affiliate of Onex. Mr. Gilis is a director of Allison and a Managing Director of Onex. Mr. Gilis disclaims beneficial ownership of the shares held by the Onex Entities.

(8)	Does not include shares of common stock held of record by Carlyle Partners IV AT Holdings, L.P., which is an affiliate of Carlyle. Mr. Ledford is a director of Allison and a Managing Director of Carlyle. Mr. Ledford disclaims beneficial ownership of the shares held by Carlyle Partners IV AT Holdings, L.P.

(9)	Does not include shares of common stock and non-voting common stock held of record by the Onex Entities, each of which is an affiliate of Onex. Mr. Mersky is a director of Allison and a Senior Managing Director of Onex. Mr. Mersky disclaims beneficial ownership of the shares held by the Onex Entities.

(10)	Does not include shares of common stock held of record by Carlyle Partners IV AT Holdings, L.P., which is an affiliate of Carlyle. Mr. Rabaut is a director of Allison and a Senior Advisor of Carlyle. Mr. Rabaut disclaims beneficial ownership of the shares held by Carlyle Partners IV AT Holdings, L.P.

(11)	Includes 127,322 vested, but unexercised options and 20,000 shares of common stock held by the Francis Raborn Revocable Trust dated November 24, 2008.

(12)	Includes 31,050 vested, but unexercised options.

(13)	Includes 7,503,477 vested, but unexercised options.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers:

Name	Age	Position
Lawrence E. Dewey	56	Chairman, President and Chief Executive Officer

David S. Graziosi	47	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Sharon L. Dean	57	Vice President, Quality and Reliability

Edward L. Dyer	63	Vice President, Defense Programs

Michael G. Headly	62	Vice President, Outside North America Marketing, Sales, and Service

Randall R. Kirk	57	Vice President, Product Engineering

David L. Parish	62	Senior Vice President, Operations and Purchasing

Robert M. Price	55	Vice President, Human Resources

Eric C. Scroggins	42	Vice President, General Counsel and Secretary

James L. Wanaselja	61	Vice President, North America Marketing, Sales, and Service

Lawrence E. Dewey

Mr. Dewey’s biographical information is included under “PROPOSAL NO. 1—ELECTION OF DIRECTORS—Directors Continuing in Office—Term Expiring at the 2015 Annual Meeting of Stockholders.”

David S. Graziosi

Mr. Graziosi joined Allison in November 2007 as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary and has served in that capacity since then. Before joining Allison, between 2006 and 2007, Mr. Graziosi served as Executive Vice President and Chief Financial Officer of Covalence Specialty Materials Corporation. Prior to joining Covalence Specialty Materials Corporation, Mr. Graziosi held various positions in the industry, including as Vice President of Finance Precursors and Epoxy Resins at Hexion Specialty Chemicals, Inc. from 2005 to 2006 and Executive Vice President and Chief Financial Officer at Resolution Performance Products LLC from 2004 to 2005. Prior to that, he served as Vice President and Chief Financial Officer of General Chemical Industrial Products Inc., as Finance Director of GenTek Inc., and as Internal Audit Director and Assistant Corporate Controller at Sun Chemical Group B.V. While Mr. Graziosi served as an executive officer of General Chemical Industrial Products Inc., the company filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in December 2003 and emerged from bankruptcy proceedings in March 2004. Mr. Graziosi is also a Certified Public Accountant and a Certified Information Systems Auditor (non-practicing).

Sharon L. Dean

Ms. Dean joined Allison in June 1975. She currently serves as Vice President, Quality and Reliability, which includes responsibility for Allison Remanufacturing, and has held that position since 2007. Prior to that, from 1998 until 2007, Ms. Dean served as Director, Quality and Reliability, and from 1975 until 1998, she held various key positions in Sales/Service and Operations, including Director, Customer Support; Manager, Eastern Region (U.S.); Manager, Quality and Reliability and Manager, Product Service. Before joining Allison, Ms. Dean worked in the General Motors Assembly Division, beginning in 1973, when she joined General Motors as a General Motors Institute (now Kettering University) student, assuming full-time responsibilities after graduating in 1978.

Edward L. Dyer

Mr. Dyer joined Allison as Vice President, Defense Programs in March 2010 and has served in that position since then. Before joining Allison, from 2001 until 2010, Mr. Dyer served as the Director of Technology at Lockheed Martin Corporation, where he managed the start up and implementation of a global defense research and engineering network, enabling real time technical collaboration and later managed a corporate Internal Research and Development program in advanced concepts. Prior to that, Mr. Dyer served on active duty in the U.S. Army for 29 years, during which time, he commanded tank and infantry units at every level from platoon to Division, including command of a tank battalion during the first Gulf War. In addition, he served on several senior staffs, including the U.S. Army Staff and Joint Chiefs of Staff where he was in charge of crisis planning and ran the National Military Command Center.

Michael G. Headly

Mr. Headly joined Allison in November 1988. He currently serves as Vice President, Outside North America Marketing, Sales and Service, a position he has held since 2007. Prior to that, from 2003 until 2007, Mr. Headly was responsible for General Motors Powertrain’s non-allied sales/application engineering and powertrain marketing and from 2000 until 2003, he was responsible for our military programs as well as the Business Planning activity in 2003. From 1997 until 2000, Mr. Headly served as Managing Director, Allison Transmission Europe, where he assumed a broader role in management of our international business, assuming responsibility for the Asia Pacific region in 1998 and the South American region in 1999. Before that, from 1988 until 1997, Mr. Headly held a wide variety of military and commercial positions focused both on North America and Outside North America markets. Prior to joining Allison, Mr. Headly worked in General Motors’ Military Vehicle Operation in Detroit as the Manager of New Business Development.

Randall R. Kirk

Mr. Kirk joined Allison in May 1976. He currently serves as Vice President, Product Engineering, a position he has held since 2009. Prior to that, from 2007 until 2009, Mr. Kirk served as Executive Director of the Transition Program Manager Office, leading a cross-functional team with responsibilities for the separation from General Motors, and from 2001 until 2007, he served as Director of Customer Support in Marketing Sales and Service. From 1997 until 2001, Mr. Kirk assumed the responsibilities of Product Team Leader for multiple product lines. Prior to 1997, he served in a number of roles with increasing responsibility in the Operations and Quality organizations, including Supervisor, General Supervisor, Production Superintendent, Quality/Reliability Manager, a dual role as Manager of Manufacturing Engineering and Quality and Divisional Program Manager.

David L. Parish

Mr. Parish began his career with Allison in August 1977. He currently serves as Senior Vice President, Operations and Purchasing, a position that he has held since August 2012. In his position, Mr. Parish is responsible for global plant operations, service parts operations, supply chain, facilities, environmental, and manufacturing engineering. He has facilitated the growth of Allison’s global footprint through the construction of new facilities in India and Hungary. In August 2012, Purchasing and Supplier Quality responsibilities were added to Mr. Parish’s responsibilities. From 2007 to August 2012, Mr. Parish served as Vice President, Operations, from 2006 to 2007, he served as Assistant General Director of Operations and General Director of Operations, and from 1997 to 2006, he was responsible for directing the Manufacturing Engineering and Manufacturing Services organization. Prior to that, Mr. Parish held various positions at Allison, including as Director, Manufacturing Engineering and Plant Manager for the heavy-duty commercial and military products. In addition, he has held numerous positions at Allison, including industrial engineering, manufacturing engineering, production management, quality, and reliability.

Robert M. Price

Mr. Price joined Allison in May 2000. He currently serves as Vice President, Human Resources, a position he has held since 2007. From 2004 to 2007, Mr. Price served as Personnel Director, and from 2000 until 2004, he served as Director, Labor Relations. Before joining Allison, from 1997 to 2000, Mr. Price served as Director, Contract Administration for General Motors of Canada, and from 1993 to 1997, he served as Divisional Labor Relations Administrator at the General Motors Canadian headquarters. From 1988 until 1993, Mr. Price held the position of Supervisor, Labor Relations in the human resources group at General Motors, and from 1985 to 1988, he served as Labor Relations Representative in the same group. Before working in the human resources group, Mr. Price worked at General Motors as a Production Supervisor, and from 1978 until 1982, Mr. Price held a variety of positions in the human resources function, including employment, security, health and safety and workers compensation at the General Motors Windsor Transmission Plant.

Eric C. Scroggins

Mr. Scroggins joined Allison as Vice President, General Counsel and Secretary in December 2007 and has served in that position since then. He is responsible for advising the Board and leadership team on legal and business matters, managing our legal affairs and overseeing our Office of Export Compliance, Government & Community Relations and Internal Audit. Prior to joining Allison, Mr. Scroggins served as General Counsel for Product Action International, LLC from 2006 until 2007, and was an attorney with the law firm of Ice Miller LLP from 2001 to 2006. Prior to joining Ice Miller LLP, Mr. Scroggins worked for the State of Indiana, serving in various roles with the Indiana State Personnel Department, including as Deputy Director of the Indiana State Personnel Department.

James L. Wanaselja

Mr. Wanaselja joined Allison in April 1995. He currently serves as Vice President, North America Marketing, Sales and Service, a position he has held since 2007. Prior to that, from November 2000 until 2007, Mr. Wanaselja served as Director, North America Marketing, Sales and Service and Global Business Systems, and from May 2000 until November 2000, he served as Director, North America Sales. From 1998 until May 2000, Mr. Wanaselja assumed responsibility for our marketing and OEM sales, and from 1995 until 1998, he served as Manager, National Accounts. Prior to joining Allison, Mr. Wanaselja worked for Voith Transmission, Inc., where he held numerous positions, including Vice President, Product Manager On-Highway Transmissions and General Manager for the North American Voith On-Highway Products Division from 1982 through 1995. Prior to joining Voith Transmission, Inc., Mr. Wanaselja began his career with General Electric in 1974, completing the General Electric Technical Marketing Program and holding various positions there.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board currently consists of nine directors divided into three classes, with each class containing three directors. The term of one class expires each year. Generally, each Director serves until the annual meeting of stockholders held in the year that is three years after the Director’s election and thereafter until the Director’s successor is elected and has qualified.

Based upon the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated three Directors to be re-elected for a three-year term to expire at the 2016 annual meeting of stockholders and until their successors are elected and have qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of David Denison, Gregory Ledford and Seth Mersky. Each of the nominees for director is presently a director, has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. If for any reason a nominee should become unable or unwilling to accept nomination or election, the proxy holders intend to vote the proxy for the election of such other person as our Board, upon the recommendation of the Nominating and Corporate Governance Committee, may select. Alternatively, our Board may reduce the number of Directors to eliminate the vacancy.

The information set forth below states the name of each nominee for director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a director of the company, other public company directorships held and the key qualifications, experiences, attributes or skills that led to the conclusion that he or she should serve as a director. There is no family relationship between any of our Directors or executive officers.

Nominees for Director

Three-Year Term Expiring at the 2016 Annual Meeting of Stockholders

David F. Denison, Director since February 2013

Until his retirement in 2012, Mr. Denison served as President and Chief Executive Officer of the Canada Pension Plan, or CPP, Investment Board from 2005 to 2012. Mr. Denison has held senior positions in the investment, consulting and asset management businesses in Canada, the United States and Europe. Prior to his appointment to the CPP Investment Board, Mr. Denison was President of Fidelity Investments Canada Limited, or Fidelity. He currently serves on the Board of Directors of Royal Bank of Canada Limited (Audit Committee) and BCE Inc. (Audit Committee). Age 60.

The Board has concluded that Mr. Denison should serve as a director because he brings with him significant experience in finance and accounting as a result of his senior positions in those areas, including those at the CPP Investment Board and Fidelity. Mr. Denison also brings to our Board valuable knowledge of finance, corporate governance, risk management and operations of other companies gained from his current and prior service on the board of directors and audit committees of other public and private companies.

Gregory S. Ledford, Director since August 2007

Mr. Ledford currently serves as a Managing Director of Carlyle and as head of the firm’s Industrial and Transportation practice. Since joining Carlyle in 1988, Mr. Ledford has held various positions, including serving as Chairman and Chief Executive Officer of The Reilly Corp., a former Carlyle portfolio company, from 1991 to 1997. Prior to joining Carlyle, Mr. Ledford was Director of Capital Leasing for MCI Communications. Age 55.

The Board has concluded that Mr. Ledford should serve as a director because in addition to his demonstrated leadership and consensus building skills as Managing Director of Carlyle and his past and current service as a director on a number of commercial vehicle industry boards, his years of experience in industrial-related positions provides our Board with valuable insights and a unique perspective on industrial and transportation related issues. Mr. Ledford is a director nominee designated by Carlyle, one of our Sponsors, pursuant to the terms of the amended and restated stockholders agreement described under “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS—Amended and Restated Stockholders Agreement.”

Seth M. Mersky, Director since August 2007

Mr. Mersky currently serves as a Senior Managing Director of Onex where he has worked since 1997, focusing on investment opportunities in the diversified industries sector. Prior to joining Onex, he served as Senior Vice President, Corporate Banking with The Bank of Nova Scotia for 13 years, and before that, Mr. Mersky worked for Exxon Corporation as a Tax Accountant. Mr. Mersky currently serves on the Board of Directors of Gates Corporation, SITEL Worldwide Corporation and BBAM Limited Partnership. He previously served on the Board of Directors of Spirit AeroSystems, Inc. Age 53.

The Board has concluded that Mr. Mersky should serve as a director because in addition to his demonstrated leadership as a Senior Managing Director of Onex, he has gained significant experience related to private and public company matters. As a result of his current and past board experience, Mr. Mersky brings to our Board valuable knowledge of finance, corporate governance, compensation programs and operations of other companies. Mr. Mersky is a director nominee designated by Onex, one of our Sponsors, pursuant to the terms of the amended and restated stockholders agreement described under “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS—Amended and Restated Stockholders Agreement.”

The Board Unanimously Recommends a Vote FOR Each of the Nominees For Election as Directors.

Directors Continuing in Office

Term Expiring at the 2014 Annual Meeting of Stockholders

Brian A. Bernasek, Director since August 2007

Mr. Bernasek is currently a Managing Director of Carlyle, where he focuses on investment opportunities in the industrial and transportation sectors. Prior to joining Carlyle in 2000, he held positions with Investcorp International, a private equity firm, and Morgan Stanley & Co., in its Investment Banking Division. Mr. Bernasek currently serves on the Board of Directors of Hertz Global Holdings, Inc. and HD Supply, Inc. Age 40.

The Board has concluded that Mr. Bernasek should serve as a director because in addition to his demonstrated leadership skills as a Managing Director of Carlyle and his extensive experience in investment banking and private equity, he brings to our Board knowledge of complex financial and investment issues and valuable insights on the commercial vehicle industry as a result of his current and past service on boards of industrial and transportation related companies. Mr. Bernasek is a director nominee designated by Carlyle, one of our Sponsors, pursuant to the terms of the amended and restated stockholders agreement described under “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS—Amended and Restated Stockholders Agreement.”

Kosty Gilis, Director since August 2007

Mr. Gilis currently serves as a Managing Director of Onex, where he focuses on investment opportunities in the industrial products and business services sectors. Prior to joining Onex in 2004, he was a Vice President at Willis Stein & Partners, a Chicago-based private equity firm, and before that, Mr. Gilis served as a management consultant at Bain & Company in their Toronto, Canada and Johannesburg, South Africa offices. Mr. Gilis currently serves on the Board of Directors of Gates Corporation, Pinafore Holdings B.V., Tomkins Acquisition Limited and Tomkins Limited. Age 39.

The Board has concluded that Mr. Gilis should serve as a director because in addition to his demonstrated leadership as a Managing Director of Onex and his extensive experience in private equity, he brings to our Board knowledge of complex financial and investment issues as well as insights on the commercial vehicle industry. As a result of serving on the Boards of Directors of Gates Corporation, Pinafore Holdings B.V., Tomkins Acquisition Limited and Tomkins Limited, as well as serving on the audit committee of Pinafore Holdings B.V., Mr. Gilis brings to our Board valuable knowledge of finance, corporate governance, and operations of other companies. Mr. Gilis is a director nominee designated by Onex, one of our Sponsors, pursuant to the terms of the amended and restated stockholders agreement described under “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS—Amended and Restated Stockholders Agreement.”

Francis Raborn, Director since October 2007

Until his retirement in 2005, Mr. Raborn served as Vice President and Chief Financial Officer of United Defense Industries, Inc. from its formation in 1994, and as a director since 1997. Mr. Raborn joined FMC Corporation, the predecessor of United Defense Industries, Inc., in 1977 and held a variety of financial and accounting positions, including Controller of the Defense Systems Group from 1985 to 1993, and Controller of the Special Products Group from 1979 to 1985. Prior to his tenure at FMC Corporation, Mr. Raborn worked for Chemetron Corporation and Ford Motor Company. Mr. Raborn currently serves on the Board of Directors of Spirit AeroSystems, Inc. Age 69.

The Board has concluded that Mr. Raborn should serve as a director because, as a result of his senior financial and accounting positions at FMC Corporation and United Defense Industries, Inc. and his position as the Chairman of Spirit AeroSystems, Inc.’s audit committee, he brings with him significant experience in finance, accounting, defense, production and manufacturing. Mr. Raborn also brings to our Board valuable knowledge of finance, corporate governance, compensation programs, and operations of other companies gained from his previous service on the board of directors of other public and private companies. Mr. Raborn is an independent director appointed pursuant to the terms of our Security Control Agreement with the DOD.

Term Expiring at the 2015 Annual Meeting of Stockholders

Lawrence E. Dewey, Director since August 2007

Mr. Dewey joined Allison in February 1989. Mr. Dewey currently serves as the Chairman, President and Chief Executive Officer of Allison and has served in that capacity since the sale of Allison to Carlyle and Onex in August 2007. Prior to the sale, Mr. Dewey served in various capacities at Allison, including as President of Allison, a role he assumed in 2000; worldwide Director of Marketing, Sales and Service, Managing Director of Allison Transmission Europe, B.V., based in The Netherlands; Central Region (U.S.) Sales Manager; Marketing Manager; Manager of Aftermarket Products; and Production Manager. From 2003 until 2007, concurrent with his role as President of Allison, he took on the responsibilities of Group Director of Marketing, Sales, Brand Management and Customer Support for General Motors Powertrain group. Before joining Allison, Mr. Dewey held several positions of increasing responsibility in General Motors’ Diesel Equipment Division and Rochester Products Division. He began his career in 1974 as a General Motors co-op student at General Motors Institute (now Kettering University). Age 56.

The Board has concluded that Mr. Dewey should serve as a director because in addition to his demonstrated leadership skills as Chief Executive Officer and President of Allison, he brings to our Board experience and institutional knowledge about Allison from his 22 years of experience with our company and valuable insights on the commercial vehicle industry as a result of his 37 years of experience in the industry. Mr. Dewey is a director nominee designated by Carlyle, one of our Sponsors, pursuant to the terms of the amended and restated stockholders agreement described under “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS—Amended and Restated Stockholders Agreement.”

Thomas W. Rabaut, Director since August 2007

Mr. Rabaut currently serves as a Senior Advisor to the Aerospace, Defense and Business/Government Services Group of Carlyle and has held that position since 2007. Prior to joining Carlyle in 2007, Mr. Rabaut served as President of the Land & Armaments Operating Group of BAE, a global leader in the design, development and production of military systems from 2005 to 2007, and as President and Chief Executive Officer of United Defense Industries, Inc., a former Carlyle portfolio company that was acquired by BAE in 2005, from 1994 to 2005. Prior to his tenure at United Defense Industries, Inc., Mr. Rabaut served 17 years in various roles at FMC Corporation where he ultimately became Vice President and General Manager of the Defense Systems Group. He also served five years in the U.S. Army. He currently serves on the Board of Directors of CYTEC Industries Inc., and the KAMAN Corporation. Age 64.

The Board has concluded that Mr. Rabaut should serve as a director because in addition to his extensive senior executive leadership experience in the defense industry and his current role as senior advisor with Carlyle, he brings to our Board his knowledge and insight into providing products and services to the U.S. government. Mr. Rabaut’s professional and board experience provides our Board with additional perspectives about the defense markets, international markets, commercial acquisitions as well as market and sales trends. Mr. Rabaut is a director nominee designated by Carlyle, one of our Sponsors, pursuant to the terms of the amended and restated stockholders agreement described under “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS—Amended and Restated Stockholders Agreement.”

Richard V. Reynolds, Director since November 2010

Lieutenant General (retired) Reynolds is currently the owner of The VanFleet Group LLC, an aerospace consulting company and has served in that capacity since 2005. General Reynolds also served as Senior Manager/Senior Business Advisor of BearingPoint, Inc., an international management and technology consulting firm, from 2005 to 2009. He retired from the U.S. Air Force in 2005, after 34 years of active duty, where he served as a combat ready pilot, experimental test pilot, and program manager. While on active duty, General Reynolds commanded the Aeronautical Systems Center at Wright-Patterson Air Force Base, Ohio and the Air Force Flight Test Center at Edwards Air Force Base, California. He also served as Program Executive Officer, Airlift and Trainers in the Pentagon, and was Program Director for the B-2 Spirit. He currently serves on the Board of Directors of Apogee Enterprises, Inc. (Audit Committee, Strategy and Enterprise Risk Committee), Barco Federal Systems, LLC (Government Security Committee) and Electronic Warfare Associates—Government Systems, Inc. He also serves on and is Chairman of the Board of Managers of the Air Force Museum Foundation, Inc. Age 64.

The Board has concluded that General Reynolds should serve as a director because, as a result of his service in senior leadership positions in the U.S. Air Force, which has provided valuable business, leadership and management experience, he brings with him expertise in government contracting and procurement; science and technology; major weapon system research, development and acquisition; system test and evaluation; business and operations risk assessment and mitigation; supply chain and logistics management; information technology and leadership development. General Reynolds also brings to our Board valuable knowledge of finance, corporate governance, compensation programs, and operations of other companies gained from his previous service on the board of directors of other public and private companies. General Reynolds is an independent director appointed pursuant to the terms of our Security Control Agreement with the DOD.

PROPOSAL NO. 2—ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

Our executive compensation program is designed to align executive pay with our performance on both short and long-term basis, link executive pay to specific, measurable results intended to create value for stockholders and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.

The Compensation Discussion and Analysis beginning on page 25 of this proxy statement describes our executive compensation program and the decisions made by the Compensation Committee during 2012 in more detail. We are requesting stockholders cast an advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement.

Accordingly, we recommend that our stockholders vote FOR the following resolution at the annual meeting:

“RESOLVED, that the stockholders of Allison Transmission Holdings, Inc., approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”

As an advisory vote, this resolution will not be binding on us or the Board. However, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation programs, will consider the outcome of the vote when making future compensation decisions for our named executive officers. This vote is being presented as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act.

The Board Unanimously Recommends that Stockholders Vote FOR the Advisory Resolution to Approve the Compensation Paid to Our Named Executive Officers as Disclosed in this Proxy Statement.

PROPOSAL NO. 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

We are requesting stockholders to express their preference on the frequency of future advisory votes on the compensation paid to our named executive officers. Stockholders may indicate whether we should hold future advisory votes on the compensation paid to our named executive officers every (a) 3 years, (b) 2 years or (c) 1 year, or stockholders may abstain from voting. The next time we would be required to conduct a similar vote would be in connection with the 2019 annual meeting of stockholders.

After consideration, the Board recommends that we hold future advisory votes on the compensation paid to our named executive officers every three years. We believe that this frequency is appropriate for us for a number of reasons, including that three years allows stockholders to evaluate the link between our performance and our executive compensation programs over the long-term. In addition, holding advisory votes on the compensation paid to our named executive officers every three years will allow sufficient time to address any stockholder concerns with respect to our executive compensation programs.

As an advisory vote, this proposal will not be binding upon the Board or us. However, we expect that the Board will consider the outcome of the vote when determining how often to hold future advisory votes on the compensation paid to our named executive officers. This vote is being presented as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act.

The Board Unanimously Recommends that Stockholders Vote “3 Years” on the Advisory Proposal on the Frequency of Future Advisory Votes on the Compensation Paid to our Named Executive Officers.

PROPOSAL NO. 4—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PwC as our independent registered public accounting firm for 2013. Stockholders have the opportunity to ratify that selection in an advisory vote.

The Audit Committee approves all audit and permissible non-audit services to be provided to us by PwC prior to commencement of services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.

We have incurred fees for services from PwC in the below indicated amounts for the following categories of services for the years ended December 31, 2012 and 2011, respectively:

	2012	2011
Audit Fees(1)	$1,424,970	$1,704,650
Audit-Related Fees(2)	75,000	83,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,499,970	$1,787,650

(1)	Audit Fees include fees for the audit of our annual consolidated financial statements, fees for the review of quarterly financial statements, fees for statutory audits, fees for debt offerings (2011 only) and fees for services associated with filing our registration statement for our IPO with the SEC.

(2)	Audit-Related Fees include fees for an audit associated with our U.S. Department of Energy cost-share grant award.

We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

If the holders of a majority of voting shares voting on this matter do not approve the proposal, the Audit Committee will reconsider its choice taking into consideration the views of the stockholders and may, but will not be required to, appoint a different independent registered public accounting firm.

The Board Unanimously Recommends that Stockholders Vote FOR the Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of the Company’s internal auditor and compliance with legal and regulatory requirements. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.

Management is responsible for the financial reporting process for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our responsibility is to oversee and review the financial reporting process. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such consolidated financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

We held seven meetings during 2012. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditor and the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC.

We discussed with the internal auditor and PwC the overall scope and plans for their respective audits. We met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations.

We discussed with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management processes.

We reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2012 with management, the internal auditor and PwC. We reviewed PwC’s report on the Company’s consolidated financial statements which indicated that the consolidated financial statements present fairly, in all material respects, the Company’s financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States. We also discussed with management, the internal auditor and PwC the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission.

We also discussed with PwC all matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

PwC provided us with the letter required by applicable PCAOB requirements and represented that PwC is independent from the Company. We discussed with PwC its independence from the Company. When considering PwC’s independence, we considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements and reviews of the Company’s quarterly unaudited consolidated financial statements were compatible with maintaining their independence. We concluded that the provision of such services by PwC has not jeopardized PwC’s independence.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board, and the Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2012 be included in the Company’s Annual Report on Form 10-K. We have also selected PwC as the Company’s independent registered public accounting firm for the year ended December 31, 2013 and will present the selection to the stockholders for ratification at the Annual Meeting.

The Audit Committee:

Francis Raborn, Chairman

David F. Denison

Richard V. Reynolds

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides an overview and analysis of (i) the elements of our compensation program for our named executive officers, which we refer to in this Compensation Discussion and Analysis as our NEOs, identified below, (ii) the material compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis and (iii) the material factors considered in making those decisions. We intend to provide our NEOs with compensation that is significantly performance based. Our executive compensation program is designed to align executive pay with our performance on both short and long-term basis, link executive pay to specific, measurable results intended to create value for stockholders and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.

Corporate History and Implications for Executive Compensation. We were formerly known as Allison Transmission, an operating unit of General Motors Corporation, and were acquired by the Sponsors in August 2007, in a transaction that we refer to as the Acquisition Transaction. In March 2012, Allison Transmission Holdings, Inc. completed its IPO. Post-IPO, during 2012, the Sponsors continued to hold a majority of the voting power of our outstanding common stock. Prior to our IPO, executive compensation programs were structured in a manner that was intended to retain key executives and to tightly align executive interests with those of our private stockholders. A few key elements of our executive compensation programs from that period included:

•

Multi-year stock option grants. Rather than annual equity grants, our executives received a multi-year “mega grant” at the time of the Acquisition Transaction or upon the date of their subsequent hire.

•

Premium priced stock options. The majority of shares covered by the multi-year stock option grants generally had exercise prices in excess of the market value of our stock at the time of grant in order to strongly align the interests of our executives with the interests of our private stockholders.

•

Significant focus on EBITDA. In order to meet our debt obligations and drive increased value for our stockholders, our incentive plans have historically had, and continue to have, a significant focus on attaining metrics relating to earnings before interest, taxes, depreciation and amortization, or EBITDA, as the primary metric for our annual incentive plan.

As a publicly-traded company, our compensation practices will continue to reflect many of these compensation elements, including the continued use of equity awards and a significant focus on annual EBITDA performance.

As of December 31, 2012, all of the multi-year stock option grants provided to our NEOs were fully vested, and we no longer rely on multi-year equity grants to retain key members of our executive team and align the economic interests of our NEOs with stockholders. However, as of the time of the IPO, a portion of the equity originally allocated by our Sponsors as management incentives at the time of the Acquisition Transaction in 2007 was never awarded due to a conservative historical practice of reserving a portion of the equity for use in future grants. As these equity grants were previously authorized but never awarded, and given that the previous stock option awards were fully vested at the end of 2012, our Compensation Committee approved a grant of restricted stock units, or RSUs, to a select group of key employees in December 2012 to fully allocate these previously authorized equity grants and to create retention incentives for the current management team to encourage their continued service as we transition from a private company to a public company environment.

Beginning in 2013, we have started a new program of annual equity grants for our executive officers and certain key employees. See “—2013 Compensation Decisions” below for additional detail.

Compensation Elements. Compensation for our executive officers consists primarily of the elements, and their corresponding objectives, identified in the following table.

Compensation Element	Primary Objective
Base Salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

iComp (annual performance-based compensation)	To promote our near-term performance objectives across the entire workforce and reward individual contributions to the achievement of those objectives.

Long-term equity incentive awards	To emphasize our long-term performance objectives, encourage the maximization of stockholder value and retain key executives by providing an opportunity to participate in the ownership of the Company.

Severance and change in control benefits	To encourage the continued attention and dedication of key individuals when considering strategic alternatives.

Retirement savings (401(k)), pension and deferred compensation plans	To provide an opportunity for tax-efficient savings and long-term financial security.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to us.

To serve the foregoing objectives, our overall compensation program is generally designed to be adaptive rather than purely formulaic. The Compensation Committee has primary authority to determine and approve compensation decisions with respect to our executive officers. In alignment with the objectives set forth above, the Compensation Committee determines overall compensation, and its allocation among the elements described above, in reliance upon the judgment and industry knowledge of its members obtained through years of service with comparably sized companies in our and similar industries.

For the year ended December 31, 2012, our NEOs are:

•	Lawrence E. Dewey, Chairman, President and Chief Executive Officer,

•	David S. Graziosi, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary,

•	David L. Parish, Senior Vice President, Operations and Purchasing,

•	Michael G. Headly, Vice President, Outside North America Marketing, Sales and Service, and

•	Randall R. Kirk, Vice President, Product Engineering.

Our compensation decisions for the NEOs in 2012 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.

Compensation Overview

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, with variable components to deliver pay results that are consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of compensation opportunity will be related to factors that directly and indirectly influence stockholder value. Accordingly, we set goals designed to link each NEO’s compensation to our performance and the NEO’s own performance. Consistent with our performance-based philosophy, we provide a base salary to our executive officers and include a significant incentive-based component, which includes variable awards under our annual incentive bonus program based on our financial and operational performance, as well as equity awards which are meant to align our NEOs’ interests with our long-term performance.

The Compensation Committee has not historically used any specific strategy or formula for allocating between short-term and long-term compensation or cash and equity. As a result, we have not targeted a specific mix of pay. Rather, the Compensation Committee has relied on its judgment to determine the cash and equity components as appropriate over a multi-year timeframe to motivate and retain management as a private enterprise. Beginning in 2013, the Compensation Committee rebalanced the mix of total compensation based on competitive market practices for other publicly traded industrial companies as described in more detail under “—2013 Compensation Decisions” below.

Determination of Compensation Awards

The Compensation Committee is provided with the primary authority to determine and approve the compensation awards available to our executive officers and is charged with reviewing executive officer compensation policies and practices to ensure (i) adherence to our compensation philosophies and (ii) that the total compensation paid to our executive officers is fair, reasonable and competitive, taking into account our position within our industry, including our comparative performance, and our NEOs’ level of expertise and experience in their positions. The Compensation Committee is primarily responsible for (i) determining base salary and target bonus levels (representing the bonus that may be awarded expressed as a percentage of base salary or as a dollar amount for the year), (ii) assessing the performance of the Chief Executive Officer and other NEOs for each applicable performance period, (iii) determining the awards to be paid to our Chief Executive Officer and other NEOs under our annual incentive bonus program for each year and (iv) making equity award grants under our 2011 Equity Incentive Award Plan, or 2011 Plan. To aid the Compensation Committee in making its determinations, the Chief Executive Officer provides recommendations at least annually to the Compensation Committee regarding the compensation of officers. The performance of our senior executive management team is reviewed at least annually by the Compensation Committee, and the Compensation Committee determines each NEO’s compensation at least annually.

In determining compensation levels for our NEOs, the Compensation Committee considers each NEO’s unique position and responsibility and relies upon the judgment and experience of its members, including their knowledge of competitive compensation levels in our industry. We believe that executive officer base salaries should be competitive with salaries for executive officers in similar positions and with similar responsibilities in our marketplace, based on the Compensation Committee’s general knowledge, and adjusted for financial and operating performance, each executive’s level of experience, and each executive’s current and expected future contributions to our results. In this regard, each executive officer’s current and prior compensation is considered as a reference point against which determinations are made as to whether increases are appropriate to retain the NEO in light of competition or in order to provide continuing performance incentives.

Role of Compensation Consultant. In making compensation determinations, the Compensation Committee historically has not made regular use of compensation consultants. However, in preparation for our IPO, the Compensation Committee retained Semler Brossy as its independent compensation consultant beginning in late 2011. Prior to our IPO, Semler Brossy assisted the Compensation Committee with planning for the transition from being a private company to being a public company, including:

•	Identifying a peer group of appropriately sized public companies for making market comparisons

•	Determining the amount of equity to be reserved under the 2011 Plan

•	Assessing executive pay levels and practices relative to market (although this data was not used by the Compensation Committee to inform pay decisions until 2013)

•	Evaluating Board compensation relative to market practices

•	Establishing a Compensation Committee Charter and annual calendar of meetings to meet the Compensation Committee’s responsibilities as a publicly traded company

•	Recommending share ownership guidelines for our executives

Semler Brossy provided similar services in late 2012 for 2013 pay decisions, with the addition of supporting the Compensation Committee in developing a go-forward pay philosophy and equity incentive strategy, as discussed in more detail under “—2013 Compensation Decisions” below.

Semler Brossy does not provide any other services to our management. The Compensation Committee has assessed Semler Brossy’s independence and concluded that no conflict of interest exists that would prevent Semler Brossy from representing the Compensation Committee.

Use of Peer Group Data. In making compensation determinations, the Compensation Committee historically has not made regular use of benchmarking, has not directly compared compensation levels with any other companies and has not referred to any specific compensation survey or other data. Other than reviewing the peer group information as described below, the Compensation Committee did not do any of the foregoing in determining 2012 compensation levels for our NEOs. Rather, in alignment with the considerations described above, the Compensation Committee determined the total amount of compensation for our NEOs, and the allocation of total compensation among each of our three main components of compensation, in reliance upon the judgment and general knowledge of its members obtained through years of service with comparably sized companies to ensure we attract, develop and retain superior talent.

The Compensation Committee reviewed peer group data provided by Semler Brossy in 2012 for purposes of comparing our executive compensation programs and levels to those of other publicly traded companies with similar size and financial characteristics to our own or operating in similar industries. For 2012, the peer group consisted of the following companies:

• BorgWarner Inc.	• Gardner Denver Inc.
• Precision Castparts Corp.	• Wabtec Corp.
• Rockwell Automation Inc.	• IDEX Corporation

• Joy Global Inc.	• Sensata Technologies Holding NV
• Flowserve Corp.	• Woodward Inc.
• AMETEK Inc.	• TransDigm Group Inc.
• Roper Industries Inc.	• Nordson Corp.
• Pall Corp.	• CLARCOR Inc.
• WABCO Holdings Inc.	• Gentex Corp.
• Donaldson Co Inc.	• Graco Inc.

The Compensation Committee expects to make greater use of market data in 2013 as it continues to reposition our executive compensation for a public company.

2012 Compensation Decisions

Base Compensation. We have historically set base salaries for our NEOs generally at a level we deem necessary to attract and retain individuals with superior talent, while taking into account the total compensation package provided to each NEO. Each year we determine base salary increases based upon the job responsibilities and demonstrated proficiency of the executive officers as assessed by the Compensation Committee, and for executive officers other than the Chief Executive Officer, in conjunction with recommendations made by the Chief Executive Officer. No formulaic base salary increases are provided to the NEOs and no adjustments were made to our NEOs’ base salaries in or for 2012.

The 2012 base salaries for our NEOs are set forth in the following table:

Name and Principal Position	2012 Base Salary ($)
Lawrence E. Dewey	500,000
Chairman, President and Chief Executive Officer
David S. Graziosi	425,000
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
David L. Parish	300,000
Senior Vice President, Operations and Purchasing
Michael G. Headly	260,000
Vice President, Outside North America Marketing, Sales and Service
Randall R. Kirk	260,000
Vice President, Product Engineering

Annual Performance-Based Compensation. Generally, all of our hourly and salary employees, including our NEOs, are eligible for annual performance-based compensation. We structure our compensation programs to reward employees based on our performance and the individual employee’s relative contribution to that performance. This allows all employees to receive incentive bonus compensation, which we refer to as iComp, in the event certain specified corporate performance measures are achieved. The annual iComp pool and the NEOs’ initial iComp awards are determined by the Compensation Committee based upon a formula with reference to the extent of achievement of corporate-level performance goals established annually by the Compensation Committee. The Compensation Committee may make discretionary adjustments to the initial, formulaic iComp awards to our NEOs to reflect its subjective determination of our overall performance as well as the NEO’s individual impact and contribution to overall performance, as discussed below. Similar discretionary adjustments to the initial, formulaic iComp awards for all other employees are made by the employee’s manager. Annual iComp awards are issued under the Allison Transmission Holdings, Inc. Incentive Plan.

Under the terms of the iComp program, the formulaic iComp awards are based upon a percentage of base salary. For our NEOs, this percentage ranged from 50% to 100% for target-level achievement in 2012. Maximum formulaic iComp awards vary according to each NEO and are set at levels that we determine are necessary to maintain competitive compensation practices and properly motivate our NEOs by rewarding them for our short-term performance and their contributions to that performance. None of our NEOs receives a guaranteed annual iComp award.

Once the extent of achievement of corporate iComp targets and the formulaic iComp calculations have been determined, the Compensation Committee may adjust the amount of iComp awards paid to our NEOs upward or downward based upon its overall subjective assessment of our overall performance and each NEO’s individual performance, business impact, contributions, leadership and attainment of individual objectives established periodically throughout the year, as well as other related factors. In addition, iComp funding amounts may be adjusted by the Compensation Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, mergers and acquisitions, or other factors, if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance.

The following chart sets forth the formulaic iComp awards for target-level achievement and the maximum formulaic iComp awards for our NEOs:

Name and Principal Position	Formulaic iComp at target-level performance (% of base salary)	Maximum formulaic iComp award (% of base salary)
Lawrence E. Dewey	100%	400%
Chairman, President and Chief Executive Officer
David S. Graziosi	75%	300%
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
David L. Parish	50%	162.5%
Senior Vice President, Operations and Purchasing
Michael G. Headly	50%	162.5%
Vice President, Outside North America Marketing, Sales and Service
Randall R. Kirk	50%	162.5%
Vice President, Product Engineering

For the year ended December 31, 2012, iComp performance goals were based upon Adjusted EBITDA, Gross Adjusted Free Cash Flow and Quality metrics. For this purpose, Adjusted EBITDA was defined as our consolidated earnings before interest expense or income, income tax expense or income, depreciation and amortization expenses and other adjustments as defined by our credit agreement. Gross Adjusted Free Cash Flow was defined as net cash flow before debt repayments and repurchases, cash interest expense or income, government price reduction payments and hedging collateral change. The Quality metric was comprised of two separate components: 90 day (and under) incidents per thousand vehicles, or IPTV, claims for North America markets and 90 day (and under) IPTV claims for Outside North America markets.

In early 2012, the Compensation Committee established performance targets for each of the performance factors outlined above. However, during the course of the year the Compensation Committee determined that the original performance goals established for the Adjusted EBITDA and Gross Adjusted Free Cash Flow factor were based on what turned out to be overly optimistic assumptions about industry conditions for 2012 given some of the sudden and unanticipated changes in several of our end-markets in the second half of 2012. As a result, the Compensation Committee determined to adjust the Adjusted EBITDA required to achieve threshold-, target- and maximum-level of achievement, from the original goals of $608 million, $760 million and $950 million, respectively, to $618 million, a range of $700-$727 million and $908.8 million, respectively. A range for target-level achievement was selected given the forecasting uncertainty for the year and to avoid the need for any further adjustments to performance goals. As long as Adjusted EBITDA was within the range, iComp would be funded at 100% for that factor. In addition, the Compensation Committee determined to adjust the Gross Adjusted Free Cash Flow required to achieve target- and maximum-level of achievement, from the original goals of $568 million and $710 million, respectively, to $535.9 million and $669.9 million, respectively.

The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals, and the actual performance achieved under our iComp program for the year ended December 31, 2012:

Performance Metric	Weighting (%)	Threshold ($ in Millions)	Target ($ in Millions)	Maximum ($ in Millions)	Achieved ($ in Millions)
Adjusted EBITDA	75%	$618	$700-727	$908.8	$717.5
Gross Adjusted Free Cash Flow	20%	$455.5	$535.9	$669.9	$584.4
North America < 90 Day IPTV	2.5%	10.7	9.5	7.5	9.7
Outside North America < 90 Day IPTV	2.5%	20.6	17.0	11.0	19.3

Based on the foregoing levels of corporate achievement, the formulaic iComp award calculations for the NEOs for the year ended December 31, 2012 was as follows:

Name	% of Target Award	% of Base Salary
Lawrence E. Dewey	120%	120%
David S. Graziosi	120%	90%
David L. Parish	114%	57%
Michael G. Headly	114%	57%
Randall R. Kirk	114%	57%

The Compensation Committee determined to provide each NEO with discretionary iComp adjustments to reflect the committee’s subjective assessments of each NEO’s performance, business impact, contributions, and leadership, among other factors. Specifically, when determining the final 2012 iComp awards, the Compensation Committee primarily sought to recognize our strong performance with respect to Adjusted EBITDA margin (which for this purpose is defined as Adjusted EBITDA divided by net sales) despite weaker end market demand as well as the following individual achievements:

•	Mr. Dewey: the successful execution of our IPO and his strong and sustained leadership;

•

Mr. Graziosi: the successful execution of our IPO and his management of our capital structure, including reducing our total indebtedness by approximately $557.8 million during 2012 and extending the maturity of an additional $1,951.1 million principal amount of our outstanding debt;

•

Mr. Parish: the addition of our purchasing department, global customization centers and parts distribution centers to his responsibilities in 2012 and his oversight of the successful execution of the phase two expansion of our India facility to assemble our 1000 and 2000 series transmissions;

•	Mr. Headly: the continued expansion of our business outside of North America, especially China; and

•	Mr. Kirk: his leadership of our engineering department, particularly relating to new products under development.

The actual iComp awards earned by the NEOs for 2012 are set forth below in our Summary Compensation Table for 2012 under the column entitled “Non-Equity Incentive Plan Compensation.”

In addition to the regular annual iComp awards granted to our NEOs for 2012, in December 2012, the Compensation Committee determined to award certain key employees, including Mr. Parish, a one-time special discretionary cash bonus in recognition of their efforts related to the labor negotiations during 2012 with the International Union, United Automobile, Aerospace and Agricultural Implement Workers or America. The amount awarded to Mr. Parish is set forth below in our Summary Compensation Table for 2012 under the column entitled “Bonus.”

Long-Term Equity Incentive Awards. Prior to our IPO, our NEOs, along with other key employees, were granted stock options at the time of the Acquisition Transaction or, if later, at the commencement of their employment with us as discussed more fully under “—Executive Summary—Corporate History and Implications for Executive Compensation.” The options generally expire ten years from the date of grant and vested in five equal annual installments following the date of grant, subject to the optionee’s continued employment on each applicable vesting date. The options were granted with staggered exercise prices, such that the exercise price of a portion of the option is substantially greater than (in increments of 1.5 times and 2 times) the fair market value of the stock underlying the option on the date of grant, thereby creating incentives for our NEOs and other key employees to seek to generate increased stockholder value.

The Compensation Committee has not historically made annual or regular equity grants to our NEOs or other employees and none of our NEOs received stock option awards during the year ended December 31, 2012. However, in December 2012, the Compensation Committee granted RSUs to the NEOs, along with other key employees, under the 2011 Plan, which awards were granted in recognition of the fact that, as of the time of our IPO, a portion of the equity originally allocated by our Sponsors as management incentives was never awarded due to a conservative historical practice of reserving a portion of the equity for use in future grants. The RSUs were also intended to provide continuing retention incentives for our NEOs and key employees and will vest in two installments on June 30, 2013 and December 15, 2014, subject to the employee’s continued employment on each applicable vesting date. The RSUs may be settled in shares of our common stock or cash, in our discretion.

2013 Compensation Decisions

Based on the market data and guidance provided by Semler Brossy related to typical public company practices for executive pay, in 2013 the Compensation Committee developed a new go-forward pay philosophy and equity incentive strategy for 2013 and beyond. We are providing this disclosure relating to our compensation programs beginning in 2013 for informational purposes only and do not believe that this information is necessary for an understanding of our 2012 compensation programs and decisions, which are described elsewhere in this proxy statement.

Historically, our pay strategy was based on modest levels of cash compensation relative to market and high levels of equity compensation opportunity available to be earned over a multi-year period. Taking into consideration our transition to a public company and recognizing that the majority of the equity granted to our executives when we were private has fully vested, the Compensation Committee determined to adjust our pay strategy for 2013 to provide higher levels of annual cash compensation—consistent with peers—and regular annual grants of equity rather than the multi-year grants that were used in the past.

More specifically, the key components of this new strategy beginning in 2013 are as follows:

•

Base Salaries: In December 2012 and March 2013, the Compensation Committee approved increased base salaries for our NEOs to be more competitive with market practices, although on average our base salaries remain below the median of peers. Base salaries for our NEOs in 2013 are as follows:

Name	2013 Base Salary ($)	Percent Increase (%)
Lawrence E. Dewey	800,000	60%
David S. Graziosi	575,000	35%
David L. Parish	375,000	25%
Michael G. Headly	325,000	25%
Randall R. Kirk	325,000	25%

•

Annual Performance-Based Compensation: Formulaic iComp payouts as a percent of salary have been set at above market levels so that our total cash compensation is more performance-oriented than peers. As a result, at target performance levels, our NEOs will receive total direct cash compensation at above median levels as compared to similar executives at our peer group companies, for what the Compensation Committee believes will be above median levels of performance. For 2013, the formulaic iComp awards for our NEOs at target- and maximum-level achievement are as follows:

Name	Formulaic iComp at target- level performance (% of base salary)	Maximum formulaic iComp award (% of base salary)
Lawrence E. Dewey	150%	375%
David S. Graziosi	115%	287.5%
David L. Parish	100%	250%
Michael G. Headly	100%	250%
Randall R. Kirk	100%	250%

In addition, the performance targets for the iComp financial metrics have been established for the next several years, with target performance goals increasing over the three year period, to eliminate forecasting uncertainty and encourage continuous improvement in financial results regardless of industry or macroeconomic conditions. For 2013-2015, iComp performance metrics will be Adjusted EBITDA, Gross Adjusted Free Cash Flow and Quality metrics, as they were for 2012, with the following weightings: Adjusted EBITDA—75%, Gross Adjusted Free Cash Flow—20%, North America 90 Day IPTV—2.5% and Outside North America 90 Day IPTV—2.5%.

The Compensation Committee may adjust the formulaic iComp payouts upward or downward by a maximum of 25% based upon its subjective assessment of our overall performance, taking into account the general industry and economic conditions in which we operate, and each NEO’s individual performance, business impact, contributions, leadership and attainment of individual objectives established periodically throughout the year, as well as other related factors.

•

Long-Term Equity Incentive Awards: In March 2013, the Compensation Committee granted equity awards to certain key employees, including our NEOs, in the form of stock options and time-based RSUs, as part of a new annual equity award program. The number of stock options and RSUs granted was determined based on a target dollar value for each executive which was intended to provide a competitive total compensation opportunity relative to market practices, although no specific percentile of market was targeted and the actual value relative to market varies by individual position. Target values for each of our NEOs were as follows:

Name	Target Value of Long-Term Equity Incentive Awards ($)
Lawrence E. Dewey	3,000,000
David S. Graziosi	920,000
David L. Parish	450,000
Michael G. Headly	390,000
Randall R. Kirk	390,000

The target value was then divided by a 60-day average share price to determine the number of shares to grant, with a mix of 70% of the value allocated to stock options and 30% allocated to RSUs. The number of shares allocated to stock options was multiplied 2:1 to reflect the lower value of a stock option as compared to a RSU. Our NEOs were granted the following awards on March 25, 2013:

Name	Stock Options (#)	RSUs (#)
Lawrence E. Dewey	190,400	40,800
David S. Graziosi	58,800	12,600
David L. Parish	28,000	6,000
Michael G. Headly	25,200	5,400
Randall R. Kirk	25,200	5,400

The stock options expire ten years from the date of grant and vest on December 15, 2015, subject to the optionee’s continued employment on the applicable vesting date. The stock options have an exercise price of $23.58, which is the closing price of a share of our common stock on the date of grant as reported by the NYSE. The RSUs vest on December 15, 2015, subject to the employee’s continued employment on the vesting date.

The Compensation Committee believes this pay strategy will be reasonable and competitive relative to market practices for a publicly traded company while continuing to encourage maximization of stockholder value by providing a strong focus on achieving superior performance over the long-term.

Defined Contribution Plans

We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code, or the Code, and that we refer to as the 401(k) Plan. The 401(k) Plan permits eligible salaried employees of the Company to defer receipt of portions of their eligible salaries, subject to certain limitations imposed by the Code, by making contributions to the 401(k) Plan, including pre-tax contributions, Roth contributions, catch-up contributions and after-tax contributions.

We provide matching contributions to the 401(k) Plan in an amount equal to one hundred percent of each participant’s pre-tax, after-tax, and Roth contributions, up to a maximum of four percent of the participant’s annual eligible salary and subject to certain other limits. We make additional contributions to the 401(k) Plan on behalf of certain groups of participants, depending on the date of their commencement of service with our predecessor and whether they are eligible to participate in our defined benefit plan as described below. These contributions are in amounts of either one percent and/or four percent of eligible salary, subject to certain other limits. Rollover contributions are also permitted. All matching contributions fully vest after three years of service.

The 401(k) Plan is offered on a nondiscriminatory basis to all our salaried employees, including NEOs, who meet the eligibility requirements. The Compensation Committee believes that matching and other contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax-qualified basis and to achieve financial security, thereby promoting retention.

Defined Benefit Plans

Annual retirement benefits under the Allison Transmission Retirement Program for Salaried Employees accrue at a rate of 1.25% of base wages each year for certain groups of participants, depending on the date of their commencement of service with our predecessor. Benefits are payable as a life annuity for the participant. If elected, joint & survivor and other payment options are available. The full retirement benefit is generally payable to participants who retire on or after attaining age 62 with 10 years of service, and a reduced early retirement benefit is generally available to participants who retire on or after age 55 with 10 years of service or who retire at any age with 30 years of service. No offsets are made for the value of any social security benefits earned.

Similar to the 401(k) Plan, this defined benefit plan is a nondiscriminatory tax-qualified retirement plan that provides eligible participants with an opportunity to earn retirement benefits and provides for financial security. Generally, eligible participants are those employees who commenced service with our predecessor on or before January 1, 2007. Employees commencing service after January 1, 2007 are not eligible to participate in this plan. Offering these benefits is an additional means for us to retain well-qualified executives.

Deferred Compensation Plan

We maintain the Allison Transmission, Inc. Deferred Compensation Plan, or the Deferred Compensation Plan, a non-qualified deferred compensation plan that permits a select group of our management, including the NEOs, and other key employees to defer up to 50% of their compensation. We provide matching contributions to the Deferred Compensation Plan in an amount equal to 4% of the participant’s deferral election that is in excess of the qualified 401(K) Plan limits. A participant’s deferrals are 100% fully vested and the matching contributions are full vested after three years of credited service, except that retention or other special bonuses or employer contributions may have separate vesting schedules. Upon death or disability of the participant or a change in control affecting us, a participant’s account becomes 100% vested.

Employment and Severance Arrangements

The Compensation Committee considers the maintenance of a sound management team to be essential to protecting and enhancing our best interests. To that end, we recognize that the uncertainty that may exist among management with respect to their “at-will” employment with us may result in the departure or distraction of management personnel to our detriment. Accordingly, the Compensation Committee has determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of our management and to allow them to focus on the value to stockholders of strategic alternatives without concern for the impact on their continued employment. Each of Messrs. Dewey and Graziosi has an employment agreement which provides for severance benefits upon termination of employment.

Mr. Dewey’s employment agreement, dated as of February 7, 2008, has an original five-year term and is extended automatically for successive one-year periods thereafter unless either party delivers notice within specified notice periods to terminate the agreement. Upon termination of Mr. Dewey’s employment either by us without cause, by Mr. Dewey for good reason or due to nonextension of the term by us or Mr. Dewey’s death or disability, subject to his timely executing a general release of claims against us, Mr. Dewey is entitled to receive a lump sum payment equal to 1.5 times his annual base salary plus 1.5 times his annual performance bonus (or his annual target bonus, if performance goals have not been set) for the year in which the termination occurs (calculated with reference to performance for the fiscal quarter that ended prior to the date of termination or the first quarter, if his termination occurs in the first quarter) and, at our expense, continued coverage for 18 months under our group medical plan in which Mr. Dewey and any of his dependents were participating immediately prior to his termination. During his employment and for 18 months following termination, Mr. Dewey’s employment agreement prohibits him from competing with certain of our businesses or from soliciting our employees, customers or suppliers to terminate their employment or arrangements with us.

Mr. Graziosi’s employment agreement, dated as of November 1, 2007, has an original three-year term and is extended automatically for successive one-year periods thereafter unless either party delivers notice within specified notice periods to terminate the agreement. Upon termination of Mr. Graziosi’s employment either by us without cause, by Mr. Graziosi for good reason or due to nonextension of the term by us or Mr. Graziosi’s death or disability, subject to his timely executing a general release of claims against us, Mr. Graziosi is entitled to receive a lump sum payment equal to 1.25 times his stated annual base salary plus 1.25 times his annual performance bonus (or his annual target bonus, if performance goals have not been set) for the year in which the termination occurs (calculated with reference to performance for the fiscal quarter that ended prior to the date of termination or the first quarter, if his termination occurs in the first quarter) and, at our expense, continued coverage for 15 months under our group medical plan in which Mr. Graziosi and any of his dependents were participating immediately prior to his termination. During his employment and for 15 months following termination, Mr. Graziosi’s employment agreement prohibits him from competing with certain of our businesses or from soliciting our employees, customers or suppliers to terminate their employment or arrangements with us.

“Cause” is defined in Messrs. Dewey’s and Graziosi’s employment agreements to mean (i) a determination by the Board that the executive has failed to perform his duties (other than a failure resulting from his disability) that is reasonably expected to result in, or has resulted in, material economic damage to us, (ii) a determination by the Board that the executive has failed to carry out or comply with any lawful and reasonable directive of the Board that is consistent with the applicable employment agreement, (iii) the executive’s conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude, (iv) the executive’s use or possession of illegal drugs on our premises or while performing his duties and responsibilities to us or (v) the executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against us. “Good reason” is defined in Mr. Dewey’s and Mr. Graziosi’s employment agreements to mean (i) a material diminution in the executive’s authorities, duties, or responsibilities, (ii) a material relocation of the executive’s principal place of employment or (iii) a material diminution in the executive’s annual base salary or target annual bonus amount.

Other Elements of Compensation and Perquisites

We provide our executive officers, including our NEOs, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. Executive officers are eligible under the same plans as all other employees for medical, dental, vision and short-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program, which provides assistance to salaried employees who wish to pursue accredited degree programs or selected courses related to their work and their qualified dependents. We provide higher levels of long-term disability and life insurance coverages to our executive officers than is generally available to our non-executive employees. We also provide our executive officers with the personal use of our fleet automobiles and, for certain executives (generally executives who commenced service with our predecessor prior to the Acquisition Transaction), an automobile allowance. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us in attracting and retaining talented executives. The value of personal benefits and perquisites we provide to each of our NEOs is set forth below in our Summary Compensation Table.

Corporate Governance Framework

We strive to maintain effective oversight of our executive compensation program through strong corporate governance. Specific examples of policies that we have adopted include:

•

Executive stock ownership guidelines: During 2012, the Compensation Committee adopted the Allison Transmission Executive Stock Ownership Policy which requires certain key employees to own, within five years of the date of the policy’s adoption, an amount of our common stock equal to a multiple of their salary. The multiple for the Chief Executive Officer is 5.0x salary, for the other NEOs is 3.0x salary and for the remaining key employees is 1.5x salary. Our NEOs are exempt from complying with this policy until the limitations on the sale of our common stock under our amended and restated stockholders agreement expire. We believe that direct ownership of our stock provides our NEOs with a strong incentive to increase the value of the Company.

•

Limitations on sale of Allison stock: In addition to our stock ownership policy, our NEOs are party to the amended and restated stockholders agreement which places certain limitations on the amount of our common stock the NEOs may sell during the forty-two month period following our IPO. Pursuant to the amended and restated stockholders agreement, the NEOs may sell up to the greater of (i) 15% of their Pre-IPO Shares (generally meaning shares purchased before our IPO or through the exercise of stock options granted prior to our IPO), which percentage increases by 15% (up to a maximum of 45%) on each anniversary of the expiration date of the initial six-month lockup agreements the NEOs entered into in connection with our IPO, or (ii) the percentage of Pre-IPO shares sold by our Sponsors.

•	No tax gross-ups: We provide no tax gross-ups on any benefits or perquisites, including after a change in control.

•	No hedging of Allison stock: The Allison Insider Trading Policy prohibits our executive officers from hedging the economic risk of ownership of our common stock.

Compensation Committee Report

The Compensation Committee of the Board of Directors consists of the two directors named below. The Company is a “controlled company” pursuant to NYSE rules, and accordingly, is eligible to, and does, take advantage of the exemption from having a Compensation Committee composed entirely of independent directors provided in the NYSE listing standards.

We reviewed and discussed with management the above Compensation Discussion and Analysis section included in this proxy statement. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012 and the proxy statement for the 2013 annual meeting of stockholders.

The Compensation Committee

Brian A. Bernasek, Chairman

Kosty Gilis

Compensation-Related Risk Assessment

Our Compensation Committee, with the assistance of our management, through the human resources, finance and legal departments, has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.

Summary Compensation Table for 2012

The following table sets forth certain information with respect to the compensation paid to our NEOs during the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)	All Other Compensation ($)(3)	Total ($)
Lawrence E. Dewey	2012	500,000	—		4,929,600	1,300,000	56,674	43,404	6,829,678
Chairman, President and Chief Executive Officer	2011 2010	479,167 437,500	— —		— —	1,646,850 1,499,999	48,823 31,270	38,226 33,346	2,213,066 2,002,115
David S. Graziosi	2012	425,000	—		3,081,000	825,000	—	29,295	4,360,294
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2011 2010	410,417 379,583	— —		— —	1,059,999 1,000,000	— —	26,075 23,793	1,496,491 1,403,376
David L. Parish	2012	300,000	50,000	(4)	1,027,000	450,000	66,202	38,606	1,931,808
Senior Vice President, Operations and Purchasing	2011 2010	289,583 264,583	— —		— —	509,999 500,000	58,733 41,659	35,282 32,329	893,597 838,571
Michael G. Headly	2012	260,000	—		1,027,000	355,000	65,623	36,890	1,744,513
Vice President, Outside North America Marketing, Sales and Service	2011 2010	251,667 233,750	— —		— —	409,999 350,000	58,095 41,109	33,540 29,936	753,301 654,795
Randall R. Kirk	2012	260,000	—		1,245,607	350,000	55,397	34,344	1,945,348
Vice President, Product Engineering	2011 2010	247,500 221,667	— —		— —	409,999 324,932	47,205 30,762	33,579 31,384	738,283 608,745

(1)	Amounts shown represent the aggregate grant date fair value, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718, of all awards of stock granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see NOTE 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 28, 2013. For 2012, amounts shown include RSUs granted on December 21, 2012. To determine the grant date fair value of stock awards, we used $20.54, the closing market price of a share of our common stock as reported by the NYSE on December 21, 2012, the grant date of the stock award. The amounts ultimately realized by the NEOs from the stock awards will depend on the price of our common stock in the future.

(2)	Represents the awards earned under our annual iComp program for the year indicated. For a discussion of the determination of these amounts, see “—2012 Compensation Decisions—Annual Performance-Based Compensation” above.

(3)	Amounts for 2012 include the following:

	Dewey	Graziosi	Parish	Headly	Kirk
Automobile allowance	$16,200	—	$16,200	$16,200	$16,200
Employer contributions under 401(K) plan	9,800	$20,073	9,469	9,800	9,800
Employer contributions under Deferred Compensation Plan	6,667	5,667	4,000	3,467	3,467
Allison-paid life and disability insurance premiums	9,030	2,718	8,316	7,207	4,489
Personal use of Allison automobiles	1,707	837	622	216	388

(4)	Amount represents a discretionary cash bonus paid to Mr. Parish in 2012 as described in more detail above under the heading “—2012 Compensation Decisions—Annual Performance-Based Compensation.”

Grants of Plan-Based Awards for 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Lawrence E. Dewey	12/21/2012				240,000	4,929,600
	—	—	500,000	2,000,000
David S. Graziosi	12/21/2012				150,000	3,081,000
	—	—	318,750	1,275,000
David L. Parish	12/21/2012				50,000	1,027,000
	—	—	150,000	487,500
Michael G. Headly	12/21/2012				50,000	1,027,000
	—	—	130,000	422,500
Randall R. Kirk	12/21/2012				60,643	1,245,607
	—	—	130,000	422,500

(1)	Actual award earned under our annual iComp program for 2012 were as follows:

Actual Payouts Under Non-Equity Incentive Plan Awards
Mr. Dewey	$1,300,000
Mr. Graziosi	825,000
Mr. Parish	450,000
Mr. Headly	355,000
Mr. Kirk	350,000

See “—2012 Compensation Decisions—Annual Performance-Based Compensation” above for a discussion of the calculation of this amount.

(2)	Amounts represent the grant date fair value of RSU awards granted to the NEOs on December 21, 2012 determined in accordance with ASC 718, without regard to the value of any dividends that may be payable in respect of the awards.

Outstanding Equity Awards at December 31, 2012

The following table provides information regarding the stock options held by the NEOs as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Unexercised Options— Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Lawrence E. Dewey	152,997	(1)	—	8.44	9/30/2017
	1,245,739	(1)	—	12.66	9/30/2017
	1,490,128	(1)	—	16.88	9/30/2017
						240,000	4,900,800
David S. Graziosi	169,496	(2)	—	8.44	11/13/2017
	370,741	(2)	—	12.66	11/13/2017
	443,473	(2)	—	16.88	11/13/2017
						150,000	3,063,000
David L. Parish	77,750	(1)	—	8.44	9/30/2017
	289,189	(1)	—	12.66	9/30/2017
	345,922	(1)	—	16.88	9/30/2017
						50,000	1,021,000
Michael G. Headly	97,950	(1)	—	8.44	9/30/2017
	289,189	(1)	—	12.66	9/30/2017
	345,922	(1)	—	16.88	9/30/2017
						50,000	1,021,000
Randall R. Kirk	106,650	(1)	—	8.44	9/30/2017
	88,981	(1)	—	12.66	9/30/2017
	106,437	(1)	—	16.88	9/30/2017
	71,100	(3)	—	8.44	10/21/2019
	133,471	(3)	—	12.66	10/21/2019
	159,656	(3)	—	16.88	10/21/2019
						60,643	1,238,330

(1)	The option became exercisable with respect to 20% of the underlying shares on each of August 7, 2008, August 7, 2009, August 7, 2010, August 7, 2011 and August 7, 2012.

(2)	The option became exercisable with respect to 20% of the underlying shares on each of November 12, 2008, November 12, 2009, November 12, 2010, November 12, 2011 and November 12, 2012.

(3)	The option became exercisable with respect to one-third of the underlying shares on October 1, 2010, October 1, 2011 and October 1, 2012.

(4)	Calculated by multiplying the number of RSUs that have not vested by $20.42, the closing price of a share of our common stock on December 31, 2012 as reported by the NYSE. The RSUs will vest in two installments, subject to the NEO’s continued employment on each applicable vesting date, as follows:

	June 30, 2013	December 15, 2014
Mr. Dewey	100,000	140,000
Mr. Graziosi	65,000	85,000
Mr. Parish	15,000	35,000
Mr. Headly	15,000	35,000
Mr. Kirk	20,000	40,643

Options Exercised and Stock Vested during 2012

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Lawrence E. Dewey	574,000	6,307,694
David S. Graziosi	57,621	688,767
David L. Parish	100,000	1,124,840
Michael G. Headly	103,500	1,239,597
Randall R. Kirk	—	—

Pension Benefits for 2012

The following table sets forth information regarding the accrued pension benefits for the NEOs for 2012 under our defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lawrence E. Dewey	Allison Transmission Retirement Program for Salaried Employees	5.4	184,464	—
David L. Parish	Allison Transmission Retirement Program for Salaried Employees	5.4	234,312	—
Michael G. Headly	Allison Transmission Retirement Program for Salaried Employees	5.4	230,290	—
Randall R. Kirk	Allison Transmission Retirement Program for Salaried Employees	5.4	173,396	—

Messrs. Dewey, Parish, Headly and Kirk participate in our defined benefit plan. Mr. Graziosi did not commence service with our predecessor prior to January 1, 2007 and is therefore not eligible to participate in our defined benefit plan. For a description of this plan see “—Defined Benefits Plans” above.

For information with respect to the valuation methods and material assumptions applied in quantifying the present value of the accrued benefits under the pension plan, see NOTE 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 28, 2013.

Nonqualified Deferred Compensation for 2012

The following table sets forth information regarding the nonqualified deferred compensation for the NEOs for 2012 under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Lawrence E. Dewey	8,333	6,667	277	—	15,277
David S. Graziosi	7,083	5,667	115	—	12,865
David L. Parish	5,000	4,000	138	—	9,138
Michael G. Headly	4,333	3,467	129	—	7,929
Randall R. Kirk	4,333	3,467	144	—	7,944

(1)	The amounts shown in this column are reported in the Summary Compensation Table as part of Salary.

(2)	The amounts shown in this column are reported in the Summary Compensation Table as part of All Other Compensation.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.

(4)	Of the amounts shown in this column, the following amounts are reported in the Summary Compensation Table:

Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement ($)
Mr. Dewey	15,000
Mr. Graziosi	12,750
Mr. Parish	9,000
Mr. Headly	7,800
Mr. Kirk	7,800

Potential Payments upon Termination or Change-in-Control

Messrs. Dewey and Graziosi each have an agreement which provides for severance benefits upon termination of employment. See “—Employment and Severance Arrangements” above for a description of the employment and severance agreements we have with each of Messrs. Dewey and Graziosi. Assuming a termination of employment effective as of December 31, 2012 (i) by us without cause, (ii) due to the executive’s death or disability, (iii) due to our nonextension of the executive’s employment term or (iv) due to the executive’s resignation for good reason, each of our NEOs would have received the following severance payments and benefits:

Name	Payment Type	Termination Without Cause or Due to Death, Disability or Non-Extension of Term ($)
Lawrence E. Dewey	Salary	750,000
	Bonus	1,950,000
	Benefit continuation(1)	29,092
	Total	2,729,092
David S. Graziosi	Salary	531,250
	Bonus	1,031,250
	Benefit continuation(1)	23,378
	Total	1,585,878

(1)	Consists of continuation of group health benefits. The value of the health benefits was calculated using an estimate of the cost to us of such health coverage based upon past experience.

Pursuant to the 2011 Plan, in the event that the successor corporation in a change in control (as defined in the 2011 Plan) refuses to assume or substitute an award, the RSUs held by each NEO would become fully vested. Assuming a change in control which triggered accelerated vesting of RSUs occurred effective December 31, 2012, based on the closing price of our common stock on the NYSE of $20.42 on that date, the NEOs would have received the following amounts with respect to the acceleration of their unvested outstanding RSUs: Mr. Dewey—$4,900,800; Mr. Graziosi—$3,063,000; Mr. Parish—$1,021,000; Mr. Headly—$1,021,000; and Mr. Kirk—$1,238,330.

Pursuant to the Deferred Compensation Plan, nonvested interests in a participant’s account become fully vested upon death or disability, or in the event of a change in control (as defined in the Deferred Compensation Plan). Assuming death, disability or a change in control which triggered accelerated vesting of interests in a participant’s Deferred Compensation Plan account occurred effective December 31, 2012, the NEOs would have received the following amounts with respect to the acceleration of their unvested interests: Mr. Dewey—$6,944; Mr. Graziosi—$5,782; Mr. Parish—$4,138; Mr. Headly—$3,596; and Mr. Kirk—$7,800.

We provide higher levels of life insurance coverage to certain of our executives, including our NEOs, than is generally available to our other employees. In the event of a termination due to death on December 31, 2012, in addition to the amounts, if any, set forth in the table above, each of our NEOs (or their estates) would be entitled under their respective life insurance policies to receive payments equal to four times their then-current base salaries, which are set forth above under “—2012 Compensation Decisions—Base Compensation.”

Director Compensation For 2012

For 2012, Directors who are employees of the Company (Mr. Dewey) and the Carlyle and Onex directors (Messrs. Ledford, Bernasek, Rabaut, Mersky, and Gilis) received no additional compensation for serving on our Board or its committees.

For their services as members of our Board, Mr. Raborn and General Reynolds each receive an annual retainer of $85,000, of which amount $10,000 is payable in cash and $75,000 has historically been payable either 100% in fully vested stock options (the value of which is based upon a Black-Scholes valuation prepared by the Company prior to the date of grant) or 50% in fully vested options (valued as described above) and 50% in cash. Mr. Raborn and General Reynolds also receive meeting fees for board meetings attended up to a maximum of $75,000 annually, which amount has historically been payable 100% in options (valued as described above) that vest ratably over the course of the applicable year or 50% in options (valued as described above) that vest ratable over the course of the applicable year and 50% in cash. For his service as chair of our Audit Committee, Mr. Raborn also receives an additional annual cash retainer fee of $10,000. Director fees for a given year are generally paid at the final Board meeting of the year immediately preceding the applicable year of service. For 2012, annual retainers and meeting fees were paid 100% in cash. Mr. Denison was appointed to our Board on February 14, 2013, and did not receive compensation for service as our director in 2012.

During 2012, we provided the following compensation to Mr. Raborn and General Reynolds:

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Francis Raborn	77,087	77,087
Richard V. Reynolds	72,920	72,920

(1)	Amounts represent the prorated cash payments paid to Mr. Raborn and General Reynolds in December 2012 for their Board service for January 2013 through May 2013, as discussed in more detail under “—New Director Compensation Policy for 2013” below. Compensation for 2012 Board service was paid in cash during the fourth quarter of 2011 as follows: Mr. Raborn—$170,000 and General Reynolds—$160,000.

New Director Compensation Policy for 2013. In December 2012, the Board approved a new Non-Employee Director Compensation Policy, or the Director Compensation Policy, effective as of the date of our 2013 annual meeting of stockholders. Pursuant to the Director Compensation Policy, each non-employee director who is not a representative of Carlyle or Onex will receive an annual retainer for Board service, an annual retainer for service as the chair of our Audit Committee and as an outside director on our Government Security Committee and meeting fees. The annual retainer for Board service will be $75,000, payable, at the director’s election, either 100% in fully vested common stock granted under the 2011 Plan (valued based on the closing price of a share of our common stock on the NYSE on the date of grant), or 50% in fully vested common stock (valued as described above) and 50% in cash. The annual cash retainer for service as the chair of our Audit Committee will be $10,000, and the annual cash retainer for service as an outside director on our Government Security Committee will be $10,000. Meeting fees for Board meetings attended will be paid up to a maximum of $75,000, and will be paid, at the director’s election, either 100% in RSUs granted under the 2011 Plan (with the number of shares subject to the RSU based on the closing price of our common stock on the NYSE on the date of grant) or 50% in RSUs and 50% in cash. RSUs payable in connection with the meeting fees will vest on the date of our next regular annual meeting of stockholders in the year following the year of grant, with the amount vesting based on the number of meeting attended by the director during the applicable year. Vesting is accelerated upon a change in control or the director’s separation from service on the Board. Any cash payable in connection with the meeting fees is paid in advance on the business day following our annual stockholders meeting, but is subject to clawback, as may be determined by the Board, in the event the director does not attend one or more Board meetings during the applicable year. Directors may elect to receive deferred stock units under our Non-Employee Director Deferred Compensation Plan, or the Director Deferred Compensation Plan, in lieu of (i) some or all of the fully vested stock awards constituting the annual retainer for Board services, (ii) all of the cash received for service as chair of the Audit Committee or outside director on our Government Security Committee and (iii) some or all of the RSUs constituting the meeting fees, which will be subject to the same vesting requirements described above.

For the period between our last Board meeting in 2012 and the effective date of the Director Compensation Policy, Messrs. Denison and Raborn and General Reynolds received prorated cash payments in amounts calculated in accordance with our director compensation program in effect during 2012.

Director Deferred Compensation Plan. We maintain the Director Deferred Compensation Plan, a non-qualified deferred compensation plan that, beginning for 2013, permits each member of our Board who is eligible to receive compensation under the Director Compensation Policy to receive deferred stock under the Director Compensation Policy. Shares of deferred stock received pursuant to a director’s deferrals are subject to vesting and forfeiture as provided in the Director Compensation Policy. Each share of deferred stock represents the right to receive one share of our common stock, or an equivalent amount of cash.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 about our equity compensation plans under which shares of our common stock have been authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	12,871,789	(2)	$14.01	(3)	14,586,221	(4)

Equity compensation plans not approved by security holders	—		—		—

Total	12,871,789		$14.01		14,586,221

(1)	Consists of the 2011 Plan and the Equity Incentive Plan of Allison Transmission Holdings, Inc., or the Prior Plan.

(2)	Includes 959,605 shares issuable upon vesting of outstanding RSU awards granted under the 2011 Plan.

(3)	Represents the weighted average exercise price of outstanding stock options. Does not take into consideration the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(4)	Represents shares available for issuance under the 2011 Plan. No shares remain available for future issuance under the Prior Plan. However, to the extent outstanding stock options under the Prior Plan are forfeited or lapse unexercised, the shares of common stock subject to such stock options will be available for future issuance under the 2011 Plan. As of December 31, 2012, 242,828 shares that were previously subject to stock options outstanding under the Prior Plan were forfeited or lapsed and are now included in the number of shares available for issuance under the 2011 Plan.

STOCKHOLDER PROPOSALS AT 2014 ANNUAL MEETING

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2014 annual meeting of stockholders must be received no later than November 28, 2013. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222.

Notice of any director nomination or other proposal that a stockholder intends to present at the 2014 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2014 annual meeting of stockholders, must be delivered to our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than the close of business on January 8, 2014 and not later than the close of business on February 7, 2014. In addition, the notice must set forth the information required by our Bylaws with respect to each director nomination or other proposal that a stockholder intends to present at the 2014 annual meeting of stockholders. A copy of the Bylaw provisions may be obtained by contacting our General Counsel and Secretary.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filings by Allison under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.

The information on our website, www.allisontransmission.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

ALLISON TRANSMISSION HOLDINGS, INC. ONE ALLISON WAY INDIANAPOLIS, IN 46222	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 7, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 7, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M57237-P36234	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLISON TRANSMISSION HOLDINGS, INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR all Nominees:
1.	Election of Directors			☐	☐	☐
Nominees:
	01)	David F. Denison
	02)	Gregory S. Ledford
	03)	Seth M. Mersky

The Board of Directors recommends you vote FOR the following proposal:										For	Against	Abstain

2.	Advisory vote on the compensation paid to our named executive officers									☐	☐	☐

The Board of Directors recommends you vote 3 years on the following proposal:									3 Years	2 Years	1 Year	Abstain

3.	Advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers								☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:										For	Against	Abstain

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013									☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M57238-P36234

ALLISON TRANSMISSION HOLDINGS, INC.

Annual Meeting of Stockholders

May 8, 2013 1:30 p.m., E.D.T.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Lawrence E. Dewey, David S. Graziosi and Eric C. Scroggins, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Allison Transmission Holdings, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 p.m., E.D.T. on May 8, 2013, at the Omni Severin Hotel, 40 West Jackson Place, Indianapolis, Indiana 46225, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” all nominees for election to the Board of Directors, “FOR” Proposal 2,“3 YEARS” on Proposal 3, “FOR” Proposal 4 and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side